Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ONVIA, INC.

PROJECT DIAMOND INTERMEDIATE HOLDINGS CORP.

PROJECT OLYMPUS MERGER SUB, INC.

and

solely with respect to Section 9.12

DELTEK, INC.

dated as of

October 4, 2017

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit A	Certain Definitions	A-i
Exhibit B	Certificate of Incorporation of the Surviving Corporation	B-i
Exhibit C	Bylaws of the Surviving Corporation	C-i

Annex I	Conditions of the Offer	I-i

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 4, 2017 by and among: (i) Onvia, Inc., a Delaware corporation (the “Company”); (ii) Project Diamond Intermediate Holdings Corp., a Delaware corporation (“Parent”); (iii) Project Olympus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”) and, solely for the purposes stated in Section 9.12, Deltek, Inc., a Delaware corporation (“Guarantor”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser has agreed to commence a cash tender offer (as it may be extended, amended and supplemented from time to time as permitted or required under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock (“Shares”) for $9.00 per share of Company Common Stock (such amount or any different amount per share paid pursuant to the Offer (to the extent permitted under this Agreement), the “Offer Price”), net to the holder thereof in cash, without interest, subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.7(f).

B. Following the consummation of the Offer, upon the terms and subject to the conditions set forth herein, Purchaser will be merged with and into the Company (the “Merger”), with the Company as the surviving corporation (the “Surviving Corporation”), in accordance with the DGCL, whereby each Share, except as otherwise provided herein, will be converted into the right to receive the Offer Price, net to the holder thereof in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement.

C. The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held has unanimously determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company’s stockholders, has unanimously approved and declared advisable this Agreement and the Transactions in accordance with the DGCL, and has unanimously resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

D. The Board of Directors of Parent has approved and declared advisable this Agreement and the Transactions.

E. The Board of Directors of Purchaser has determined that this Agreement and the Transactions are advisable, fair to and in the best interests of Purchaser and its sole stockholder, Parent, and has approved this Agreement and the Transactions.

F. The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

The Offer

Section 1.1 The Offer.

(a) Provided that this Agreement has not been terminated in accordance with Article 8, as promptly as practicable after the date of this Agreement, but in no event more than fifteen (15) Business Days after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Upon the terms and subject to the conditions set forth in this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver by Purchaser of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), Purchaser shall (and Parent shall cause Purchaser to), as promptly as practicable after the Expiration Date (as it may be extended in accordance with this Section 1.1), consummate the Offer in accordance with its terms and accept for payment and promptly thereafter (and in any event within three (3) Business Days of the Expiration Date) pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) in accordance with the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Purchaser reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition, and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares subject to the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in any manner that adversely affects holders of Shares, (F) amend or modify the Minimum Condition, or (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement. Parent and Purchaser may waive the Minimum Condition only with the prior written consent of the Company. The Offer may not be terminated or withdrawn prior to the Expiration Date, unless this Agreement is terminated in accordance with Article 8.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (i.e., one minute after 11:59 pm) (New York City time) on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the date on which the Offer is first commenced (within the meaning of Rule 14d-2 under the Exchange Act), or, in the event the Offer has been extended beyond the initial expiration date pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (such initial expiration date, or such later date and time to which the Offer has been extended pursuant to and in accordance with this Agreement, the “Expiration Date”).

(e) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time as follows: (i) if on the applicable Expiration Date, any of the Offer Conditions (including the Minimum Condition) have not been satisfied or, to the extent waivable by Parent or Purchaser pursuant to this Agreement, waived by Parent or Purchaser, then Purchaser shall extend the Offer for successive periods of ten (10) Business Days each, or such other period as may be agreed by Parent and the Company, to permit the satisfaction of such Offer Conditions; and (ii) Purchaser shall extend the Offer for the minimum period required by applicable Legal Requirements, interpretation or position of the SEC or its staff or NASDAQ or its staff. Nothing in this Section 1.1(e) shall (A) require Purchaser to, and without the Company’s prior written consent Purchaser shall not be permitted to, extend the Offer beyond the End Date, or (B) be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Section 8.1. Neither Parent nor Purchaser shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of this Section 1.1(e) without the prior written consent of the Company.

(f) Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to any applicable Expiration Date unless this Agreement is validly terminated in accordance with the terms hereof. If this Agreement is terminated pursuant to the terms hereof, then Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any Shares pursuant to the Offer, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(g) As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall contain as an exhibit or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal, summary advertisement and notice of guaranteed delivery, if any, and any other ancillary Offer documents and instruments pursuant to which the Offer shall be made (such Schedule TO and documents, together with any supplements and amendments thereto, the “Offer Documents”) and (ii) cause the Offer to Purchase and related documents to be disseminated to all holders of Shares. Parent and Purchaser agree that they shall cause the Offer Documents filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to supplement the information contained in the Offer Documents to include any information that shall become necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Purchaser further shall use reasonable best efforts to promptly cause the Offer Documents as so corrected or supplemented to be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. The Company shall promptly furnish or otherwise make available in writing to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and its stockholders that is required or is reasonably requested by Parent to be included in the Offer Documents. Unless previously modified or withdrawn in accordance with Section 5.3, Parent and Purchaser shall be entitled to include a description of the Company Board Recommendation in the Offer Documents. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC and Parent and Purchaser shall give reasonable and good faith consideration to any such comments. Parent and Purchaser agree to provide the Company and its counsel with any comments (whether written or oral) that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer in coordination with the Company, shall provide the Company a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any such proposed written responses thereto prior to the filing thereof and give reasonable and good faith consideration to any comments made by the Company on such responses.

(h) Parent shall cause to be provided to Purchaser on a timely basis all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, to the extent required and on a timely basis, all of Purchaser’s obligations under this Agreement.

(i) For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer (including for purposes of determining whether the Minimum Condition has been satisfied) unless and until the Shares underlying such notices of guaranteed delivery are received, as defined by Section 251(h)(6) of the DGCL.

Section 1.2 Company Action.

(a) The Company hereby approves and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions in accordance with the requirements of the DGCL including Section 251(h), (iii) resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the “Company Board Recommendation”), (iv) adopted a resolution, to the extent applicable, to the effect that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) shall not apply to the execution, delivery or performance of this Agreement and the consummation of the Offer, the Merger and the other Transactions and (v) adopted a resolution having the effect of causing no rights to be issued or exercisable under the Rights Plan, and causing the Rights Plan to have no force or effect, with respect to the Transactions. Subject to Section 5.3, the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents.

(b) As promptly as practicable on the day that the Offer is commenced, the Company shall, following the filing of the Schedule TO, file with the SEC and disseminate to all holders of Shares, in each case as and to the extent required by applicable Legal Requirements, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.3, shall reflect the Company Board Recommendation, contain a copy of the fairness opinion described in Section 3.24 and contain a notice to the Company’s stockholders informing such stockholders of their rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Legal Requirements. Each of Parent, Purchaser and the Company shall respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it or its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Legal Requirements and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company further shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected or supplemented to promptly be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. Parent and Purchaser shall promptly furnish or otherwise make available in writing to the Company or the Company’s legal counsel all information concerning Parent and Purchaser that is required or may reasonably be requested by the Company to be included in the Schedule 14D-9. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any such comments, in each case. The Company shall provide Parent and its counsel with any comments (whether written or oral) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, shall provide Parent and Purchaser a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any such proposed written responses thereto prior to the filing thereof and give reasonable and good faith consideration to any comments made by Parent or Purchaser on such responses. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 in coordination with Parent and Purchaser.

(c) In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent with a true and complete list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories as of the most recent practicable date and if those Persons becoming record holders of Shares subsequent to such date, together with copies of all lists of and computer and other electronic files containing stockholders’ names and addresses, security position listing and all other information in the Company’s possession containing information about the beneficial owner of the Shares as may be reasonably requested by Parent or Purchaser, and shall provide to Parent or Purchaser such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or its Representatives may reasonably request. The date of the list used to determine the Persons to whom the Offer Documents and the

Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date”. Subject to applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their respective reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.

(d) The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser effective immediately after the Offer Acceptance Time.

ARTICLE 2

The Merger

Section 2.1 Merger of Purchaser Into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article 2.

Section 2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 2.3 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Perkins Coie LLP, 1201 Third Avenue, Seattle, Washington 98101 at 9:00 a.m. (Pacific time), or at such other place, date and time as the parties hereto may agree in writing, as soon as practicable following the consummation of the Offer, but in any event no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and Purchaser, and the Company and Parent shall cause such certificate to be delivered to the Secretary of State of the State of Delaware for filing immediately following the Offer Acceptance Time and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective on the Closing Date upon the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later time as is agreed upon in writing by the parties hereto and specified in the certificate of merger (such time on the Closing Date, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, franchises and be subject to all of the debts, obligations, liabilities, restrictions and disabilities of the Company and Purchaser, all as provided in the DGCL.

Section 2.4 Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time, without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 2.5 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) by virtue of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit B and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements;

(b) by virtue of the Merger, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety as of the Effective Time to read as set forth in Exhibit C and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended and provided therein or by applicable Legal Requirements; and

(c) the parties shall take all necessary action such that the directors and officers of the Surviving Corporation from and after the Effective Time shall be the respective individuals who are designated as directors and officers of Purchaser immediately prior to the Effective Time, until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

Section 2.6 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Shares then held by the Company (or held in its treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Purchaser or any other wholly owned Subsidiary of Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 2.6(b), each Share then issued and outstanding (other than any Dissenting Shares) shall be converted into the right to receive a cash amount equal to the Offer Price, without interest thereon (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.7(f); and

(iv) each share of the common stock, $0.001 par value per share, of Purchaser then issued and outstanding shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) At the Effective Time, all Shares converted pursuant to Section 2.6(a)(iii) shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any certificates evidencing such Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.7(f).

Section 2.7 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to this Agreement. At the Closing, Parent shall deposit or cause to be deposited with the Paying Agent funds that, when taken together with available cash of the Company that is deposited with the Paying Agent at the Effective Time, are sufficient to pay the aggregate Merger Consideration payable in respect of the Shares (the “Payment Fund”). To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of the amounts described in the preceding sentence, Parent and Purchaser shall, or shall cause the Surviving Corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of Merger Consideration payable in respect of the Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by, and backed by the full faith and credit of, the United States of America. Any and all interest or other amounts earned with respect to such funds shall be paid to Parent. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares and the payment of the applicable Merger Consideration in respect of the Shares.

(b) Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.6(a)(iii), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of (A) Certificates, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefor the Merger Consideration for each Share properly surrendered and formerly evidenced by such Certificates or Book-Entry Shares, as applicable, and such Certificates and Book-Entry Shares, as applicable, shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof, and all Merger Consideration paid upon surrender of such Certificates or Book-Entry Shares shall be deemed to have been paid, as the case may be, in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing Shares are registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer as deemed by the Surviving Corporation in its reasonable discretion and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) At any time following the one hundred eightieth (180th) day after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for any Merger Consideration properly delivered in respect of any such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. If any Certificate or Book-Entry Share has not been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Body, then any such Merger Consideration in respect of such Certificate or Book-Entry Share shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(d) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

(e) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for surrender or transfer, as applicable, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Section 2.7.

(f) Each of the Company, the Surviving Corporation, Parent and Purchaser shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any amounts payable pursuant to this Agreement, such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. To the extent withheld or paid over to the appropriate Governmental Body in accordance with applicable Legal Requirements, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(g) If any Certificate has been lost, stolen or destroyed, then, upon the making of an effective affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, which includes an agreement to indemnify and defend and hold harmless Parent, the Surviving Corporation and the Paying Agent to their reasonable satisfaction from and against any and all costs, claims, losses, judgments, damages, counsel fees, expenses and liabilities whatsoever which each may suffer, sustain or incur in connection with the failure of any statement, representation or warranty set forth in such affidavit, any payment for or transfer, exchange or delivery of such Certificate and such Person’s inability to locate such Certificate, and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate an amount (after giving effect to any required Tax withholdings as provided in Section 2.7(f)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate that have been surrendered multiplied by the Merger Consideration.

Section 2.8 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, the Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with and complies in all respects with Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive Merger Consideration and shall entitle such holder only to the rights with respect to such Dissenting Shares as may be provided by Section 262 of the DGCL, unless such holder fails to perfect or properly withdraws or otherwise loses such holder’s right to appraisal of such holder’s Shares. If, after the Effective Time, such holder fails to perfect or properly withdraws or loses such holder’s right to appraisal, then each such Dissenting Share shall be canceled, cease to exist and be treated as if it had been converted as of the Effective Time into a right to receive the Merger Consideration without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.7(f)). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except pursuant to applicable Legal Requirements, the Company shall not, without the prior written consent of Parent, make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, any such demands, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 2.9 Treatment of Company Stock Options, Company Restricted Stock Units and Company ESPP.

(a) Treatment of Company Stock Options. Effective as of the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time (without regard to whether vested or unvested) shall be cancelled and, in consideration for such cancellation, the holder thereof shall automatically (and without any further action being required of such holder) receive from or on behalf of the Surviving Corporation, at, or as soon as practicable but in no event more than thirty (30) days following, the Effective Time, an amount (if any) in cash equal to (i) the total number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the excess (if any) of (A) the Merger Consideration over (B) the per share exercise price for such Company Stock Option, without interest and subject to any applicable Tax withholding in accordance with Section 2.7(f).

(b) Treatment of Company Restricted Stock Units. Effective as of the Effective Time, each Company Restricted Stock Unit outstanding immediately prior to the Effective Time (without regard to whether vested or unvested) shall be cancelled and, in consideration for such cancellation, the holder thereof shall automatically (and without any further action being required of such holder) receive from or on behalf of the Surviving Corporation, at, or as soon as practicable but in no event more than thirty (30) days following, the Effective Time, an amount in cash equal to (i) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit, multiplied by (ii) the Merger Consideration, without interest and subject to any applicable Tax withholding in accordance with Section 2.7(f).

(c) Company ESPP. Prior to the Effective Time, the Company shall take such actions as may be necessary with respect to the ESPP to cause, no later than five (5) Business Days prior to the Closing Date, (i) the early termination of any then-ongoing offering or purchase period, in accordance with Section 17(c) of the ESPP, (ii) accumulated contributions under such offering or purchase period to be used to purchase Shares in accordance with the terms of the ESPP, and (iii) the termination of the ESPP. Any Shares purchased pursuant to the ESPP shall be treated in accordance with Section 2.6. The Company shall cause the ESPP’s new offerings to be frozen such that no offering or purchase period will begin on or after the date of this Agreement.

(d) Required Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, will adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.9 including all necessary action to ensure the termination, from and after the Effective Time, of the Company 2008 Equity Incentive Plan and the ESPP and that, from and after the Effective Time but subject to Part 3.3(c) of the Company Disclosure Schedule, neither Parent nor the Company will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options, Company Restricted Stock Units or any rights under the ESPP.

Section 2.10 Further Action. The parties shall take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, then the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

ARTICLE 3

Representations and Warranties of the Company

The Company hereby represents and warrants to Parent and Purchaser as follows, except with respect to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 3, and (b) disclosure in the Company SEC Documents filed at least twenty-four (24) hours prior to the date of this Agreement and only as and to the extent disclosed therein (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other forward-looking, cautionary or predictive statements in such Company SEC Documents) (it being understood that the disclosure set forth in the Company Disclosure Schedule shall provide an exception to or otherwise qualify (i) the representations and warranties of the Company contained in the Section or subsection of the Agreement corresponding by number to such disclosure, and (ii) the other representations and warranties of the Company in this Agreement to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other representations and warranties):

Section 3.1 Due Incorporation; Subsidiaries, Etc.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, lease and use its properties and assets in the manner in which its properties and assets are currently owned, leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company does not own any capital stock or other equity interest of any Entity. The Company has not agreed to make, nor is it bound by any Contract pursuant to which it may become obligated to make, any future investment in or capital contribution to any other Entity other than (i) extensions of credit to customers in the ordinary course of business; or (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business.

Section 3.2 Certificate of Incorporation and Bylaws; Minutes.

(a) The Company has delivered or made available to Parent prior to the date of this Agreement true and complete copies of its certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), including all amendments thereto, as in effect on the date hereof. The Company is not in violation of the Company Charter or the Company Bylaws in any material respect.

(b) The Company has delivered or made available to Parent prior to the date of this Agreement true and complete copies, in all material respects, of the minutes of the Company Board, all committees thereof, which have been previously approved by the Company Board, and of all Company stockholder meetings, in each case since January 1, 2016, except that the portions of such minutes of the Company Board or any committee thereof relating to the Transactions, the strategic process relating thereto have been redacted.

Section 3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 11,000,000 shares of Company Common Stock, of which 7,322,893 shares were issued and outstanding as of the close of business on the day immediately preceding the date of this Agreement; and (ii) 2,000,000 shares of Company Preferred Stock, of which no shares were issued and outstanding as of the close of business on the day immediately preceding the date of this Agreement. All of the Shares have been duly authorized and validly issued, and are fully paid and nonassessable, and all shares of Company Common Stock which may be issued as contemplated or permitted by this Agreement shall be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. The Company has no shares of capital stock reserved for issuance, other than those as set forth in this Section 3.3.

(b) Except as set forth in the Company Charter, as amended prior to the date of this Agreement: (i) none of the Shares is entitled or subject to any preemptive right, antidilutive right, right of repurchase or forfeiture, right of participation, right of maintenance, conversion right, redemption right or any similar right; (ii) none of the Shares is subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having a right to vote (or convertible into or exercisable for such securities having the right to vote) on any matters on which the stockholders of the Company have a right to vote; and (iv) there is no Contract to which the Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares.

(c) Other than those shares of Company Common Stock reserved for issuance under the Company Equity Plans, the number of which is set forth on Part 3.3(c) of the Company Disclosure Schedule, the Company has no shares of capital stock reserved for issuance. The

Company has not granted any outstanding Company Stock Option, Restricted Stock Unit or other equity award of any kind to a Company Associate, in each case other than pursuant to the Company Equity Plans. Part 3.3(c) of the Company Disclosure Schedule contains a true and complete list of all Company Stock Options and Company Restricted Stock Units issued and outstanding under the Company Equity Plans as of the date of this Agreement, including, for each such Company Stock Option and Company Restricted Stock Unit, the name of the individual holder, the date of grant, the expiration date, the number of shares of Company Common Stock to which such Company Stock Option or Company Restricted Stock Unit is subject and, where applicable, the exercise price per share of Company Common Stock, and the vesting schedule for such Company Stock Option or Company Restricted Stock Unit Award, including the extent vested. The Company has made available to Parent accurate and complete copies of all equity plans pursuant to which the Company has granted such awards that are currently outstanding and the form of all equity award agreements evidencing such awards. All Shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, are validly issued, fully paid and nonassessable. All outstanding Shares, all outstanding Company Stock Options, and all outstanding shares of capital stock of the Company have been issued and granted (A) in compliance with all applicable securities laws and other applicable Legal Requirements and (B) in material compliance with all applicable requirements set forth in the Company Equity Plans.

(d) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant, agreement, arrangement, commitment or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is in any way based on or derived from, the value of any shares of capital stock or securities of the Company; (ii) outstanding security, instrument, bond, debenture, note or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or other Contract pursuant to which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

Section 3.4 Authority.

(a) The Company has the requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and, further assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL, consummate the Transactions. Assuming the accuracy of the Parent’s and Purchaser’s representations and warranties set forth in Section 4.8, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (further assuming, with respect to the consummation of the Transactions, that the Merger is consummated in accordance with Section 251(h) of the DGCL).

(b) The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iii) resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, and (iv) adopted a resolution having the effect, assuming the accuracy of the representations and warranties set forth in Section 4.8, of causing the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) not to apply to the execution, delivery or performance of this Agreement, or the consummation of the Offer, the Merger and the other Transactions. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Purchaser, constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.5 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, any applicable Antitrust Laws and the rules and regulations of NASDAQ, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) conflict with or violate any of the provisions of the Company Charter or Company Bylaws or the comparable governing instruments, in each case, as amended, of the Company; (b) require any consent or approval under, constitute a change of control or default under, or result in a breach or violation of, a termination (or right of termination), vesting, amendment, acceleration, cancellation or default under, acceleration or creation of any obligations or loss of rights pursuant to, any Material Contract, or result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any of the properties or assets of the Company; or (c) conflict with or violate any Legal Requirement applicable to the Company, except with respect to matters in clauses (b) or (c) which would not result in a Material Adverse Effect. Except as may be required by DGCL, the Exchange Act, the Takeover Laws, any applicable Antitrust Laws and the rules and regulations of NASDAQ, neither the Company nor any of its Affiliates is required to give notice to, deliver any report to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution, delivery and performance of this Agreement, or the consummation by the Company of the Offer, the Merger or any of the other Transactions, except those that the failure to make or obtain would not result in a Material Adverse Effect.

Section 3.6 SEC Filings; Financial Statements.

(a) Since January 1, 2015, the Company has filed on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with or furnished to the SEC by the Company (such documents, together with any documents filed with or furnished to the SEC after the date of this Agreement, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied, or if filed or furnished subsequent to the date of this Agreement, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. Except to the extent that information contained in any

Company SEC Document has been revised, amended, modified or superseded by a later filed Company SEC Document (prior to the date of this Agreement), none of the Company SEC Documents when filed or furnished contained, and any Company SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not contain, any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to any information supplied in writing by Parent, Purchaser or any of their Affiliates for inclusion or incorporation by reference in any Company SEC Document.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will comply, as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not be material in amount or effect); and (iii) fairly present, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of operations and cash flows of the Company for the periods covered thereby.

(c) The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Since January 1, 2015, neither the Company nor, to the knowledge of the Company, the Company’s independent auditors, has identified or become aware of (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” will have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) The Company is not a party to and does not have any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act)) where, to the knowledge of the Company, the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

Section 3.7 Absence of Changes. Since the date of the unaudited balance sheet in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 (the “Balance Sheet”) filed by the Company with the SEC, and through the date of this Agreement, (a) the Company has operated in the ordinary course of business consistent with past practices, except for actions taken in respect of this Agreement, and there has not occurred any Material Adverse Effect, and (b) except for actions taken in connection with this Agreement and the Transactions, the Company has not taken any action which, had such action been taken after the execution and delivery of this Agreement and before the Closing, would have required Parent’s consent pursuant to Section 5.2.

Section 3.8 Title to Assets. The Company has good and valid title, free and clear of any Encumbrances (other than Permitted Encumbrances), to all material assets owned by them as of the date of this Agreement, including all assets (other than capitalized leases) reflected on the Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet).

Section 3.9 Real Property; Equipment.

(a) The Company does not own, and has never owned, any real property, nor is the Company party to any agreement or option to purchase any material real property or interest therein.

(b) Part 3.9(b) of the Company Disclosure Schedule sets forth a true and complete list of each material lease or material sublease pursuant to which any of the Company leases real property to or from any other Person (the “Leased Real Property”). True and complete copies of all such leases or subleases with respect to all Leased Real Property have been provided to Parent and each such lease or sublease is in full force and effect. The Company holds a valid and existing leasehold interest in each Leased Real Property.

Section 3.10 Intellectual Property.

(a) Part 3.10(a) of the Company Disclosure Schedule sets forth a list of all domestic and foreign Registered IP owned or purported to be owned by the Company (the Registered IP set forth in this Section 3.10(a) is referred to collectively as, the “Company Registered IP”, and the Company Registered IP that is owned or purported to be owned by the Company is referred to as the “Company Owned Registered IP”). As of the date of this Agreement, no Company Owned Registered IP has been or is now involved in any interference, reissue, reexamination, opposition, inter partes review, post-grant review, cancellation, dispute regarding ownership, or similar proceeding or, to the knowledge of the Company, is threatened.

(b) The Company owns all right, title and interest in the Company Owned IP, free and clear of all Encumbrances (other than Permitted Encumbrances, Outbound Licenses or any non-exclusive customer license entered into in the ordinary course of business). Except as set forth on Part 3.10(b) of the Company Disclosure Schedule, the Company has not received, in the three (3) year period before the date of this Agreement, a written notice from any third party (including any employee or consultant) pursuant to which such third party claims to own or have any right or interest in or to, or to have any right to receive any royalty or other material payment for the Company’s use or exploitation of, any Company Owned IP. The Company owns, or holds a license or other right to use, all Intellectual Property necessary for the conduct of the Company’s business as currently conducted. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Company has not made any claim during the past twelve (12) months of any infringement, misappropriation or violation by another Person of the Company’s rights to or in connection with the use of any Company Owned IP and (ii) to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any of the Company Owned IP.

(c) Part 3.10(c) of the Company Disclosure Schedule identifies (i) each Contract pursuant to which any Intellectual Property of another Person (other than an Affiliate of the Company), in each case that is material to the business of the Company as currently conducted, is licensed to the Company (other than COTS Software licenses and licenses granted under nondisclosure Contracts) (each, an “Inbound License”), and (ii) each Contract pursuant to which any material Company Owned IP is licensed to another Person other than any non-exclusive customer license entered into in the ordinary course of business (each, an “Outbound License”). To the knowledge of the Company, each of the Inbound Licenses and the Outbound Licenses (collectively, “IP Licenses”) is valid and binding on all parties thereto and enforceable in accordance with its terms. The Company is in compliance with, and has not breached any term of any such IP Licenses and, to the knowledge of the Company, all other parties to such IP Licenses are in compliance with, and have not breached any term of, such IP Licenses, except in each case as would not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not result in the breach, modification, cancellation, termination, suspension of, acceleration of any payments with respect to, or loss, reduction or termination of rights under any IP Licenses, except as would not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not, under the terms of any Contract of the Company, result in or require Parent or any of its Affiliates that are in existence before the consummation of the Transactions to license or grant equivalent rights to any Person under the Intellectual Property rights of Parent or any of those Affiliates.

(d) To the knowledge of the Company, the operation of the business of the Company as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights owned by another Person. Except as set forth on Part 3.10(d) of the Company Disclosure Schedule, (i) no Legal Proceeding has been asserted during the past five (5) years, is pending or, to the knowledge of the Company, is being threatened, against the Company relating to any infringement, misappropriation or violation of any Intellectual Property rights of another Person by any of the Company, and (ii) the Company has not received, during the past five (5) years, any written notice alleging any infringement, misappropriation or violation of any Intellectual Property rights of another Person by the Company. The Company has taken commercially reasonable measures to protect its rights in its confidential information and trade secrets.

(e) The Company has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, the source code of any material software included in the Company Owned IP. To the knowledge of the Company, none of the material software included in the Company Owned IP contains any Open Source Materials.

(f) No government funding or university or college facilities were used in the development of any part of the Company Owned IP.

(g) The Company has taken commercially reasonable measures to provide for system redundancy and back-up of data and information critical to them in a commercially reasonable attempt to avoid disruption or interruption to the business of the Company. The Company has taken reasonable and appropriate measures to ensure that personally identifiable information collected by or on behalf of the Company is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of the Company, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any personally identifiable information collected by or on behalf of the Company. No Person (including any Governmental Entity) has commenced any Legal Proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such personally identifiable information by the Company).

Section 3.11 Contracts.

(a) For purposes of this Agreement, a “Material Contract” means each of the following types of Contracts to which the Company is a party or by which the Company or any of its assets are bound as of the date of this Agreement:

(i) any Contract that is not terminable at will with any Company Associate whose annual cash compensation for 2017 is expected to exceed $100,000 and pursuant to which any of the Company is or may become obligated to: (A) make any severance or termination cash payments that would exceed $100,000, except for severance, termination or similar payments required by applicable Legal Requirements; (B) make any retention or change in control bonus or deferred compensation payment; or (C) grant or accelerate the vesting of, or otherwise modify, any Company Stock Option, other than accelerated vesting provided in the Company Equity Plans;

(ii) any collective bargaining, union, works council or similar employee representative body or similar Contract;

(iii) any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, material legal fees or other material expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate other than Contracts entered into on substantially the same form as the Company’s standard forms made available to Parent, and in each case as would be material to the Company;

(iv) any Contract (other than any Real Property Lease) containing any material warranty, guaranty or indemnity obligations, other than Contracts described above in Section 3.11(a)(iii), Inbound Licenses, Outbound Licenses and Contracts for the sale of Company products or provision of Company services;

(v) any Contract imposing any material restriction on the right or ability of the Company, or that by its terms purports to impose after the Effective Time, any material restriction on the right or ability of the Surviving Corporation, Parent or any of their respective Affiliates to compete with any Person or in any geographic region or to engage in any line of business

(vi) any Contract granting to any Person (other than the Company) any “most favored nation” term, exclusivity right or obligation, right of first refusal or right of first offer or imposing on the Company any material minimum purchase or volume commitment;

(vii) any Contract relating to the lease or sublease of Leased Real Property, which is required to be set forth on Part 3.9(b) of the Company Disclosure Schedule (the “Real Property Leases”);

(viii) any Contract (other than any Real Property Lease) that contemplates or involves the payment or delivery of cash or other consideration (by or to the Company) in an amount or having a value in excess of $200,000 for the fiscal year ended December 31, 2016 or expected to be in excess of $200,000 for any future one-year period;

(ix) any Contract relating to Debt (whether incurred, assumed, guaranteed or secured by any asset), excluding individual purchase orders that constitute trade payables, in excess of $100,000 individually;

(x) any Contract forming, creating, operating, managing or controlling a joint venture, joint development or similar arrangement or partnership or forming an Entity for the purposes of providing for a profit sharing arrangement;

(xi) any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K under the Securities Act); and

(xii) any Contract entered into since January 1, 2015, relating to the disposition or acquisition by the Company of assets or properties in excess of $250,000 not made in the ordinary course of business consistent with past practice.

(b) Part 3.11(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each Material Contract, and the Company has made available to Parent a true and complete copy as of the date hereof of each Material Contract (including all schedules, exhibits, amendments and other attachments of each such Material Contract that has not otherwise been publicly filed in its entirety with the SEC). Neither the Company nor, to the knowledge of the Company, the other party thereto, is in material breach of or material default under any Material Contract and, neither the Company, or to the knowledge of the Company the other party thereto, has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract, except in each case, as would not result in a Material Adverse Effect. To the knowledge of the Company, each Material Contract is a valid and binding agreement on the Company, in full force and effect and enforceable by the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company has not received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that would not result in a Material Adverse Effect. No party to any Material Contract has given the Company written notice of its intention to cancel or terminate any Material Contract, except as would not result in a Material Adverse Effect.

Section 3.12 Liabilities. The Company does not have any liabilities or obligations of any kind whatsoever, whether or not accrued, contingent or otherwise that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or in the notes thereto), except for: (a) liabilities and obligations disclosed or reflected, or reserved against, on the Balance Sheet (including any related notes); (b) liabilities and obligations incurred in the ordinary course of business since the date of the Balance Sheet; (c) liabilities or obligations that would not result in a Material Adverse Effect; and (d) liabilities and obligations incurred directly as a result of this Agreement or arising from the Transactions.

Section 3.13 Compliance With Legal Requirements. The Company is, and has been, in compliance in with all applicable Legal Requirements, except as has not had and would not result in a Material Adverse Effect. No representation or warranty is made in this Section 3.13 with respect to (i) compliance with the Exchange Act, which is exclusively addressed by Section 3.6; (ii) compliance with Environmental Laws, which is exclusively addressed by Section 3.18; (iii) compliance with applicable Tax Legal Requirements, which is exclusively addressed by Section 3.16; (iv) compliance with ERISA and other applicable Legal Requirements relating to employee benefits and labor matters, which is exclusively addressed by Section 3.17; or (v) compliance with anti-bribery Legal Requirements, which are exclusively addressed by Section 3.15. To the knowledge of the Company, no material investigation or review by any Governmental Body with respect to the Company is pending or threatened. The Company has not received any written notice or written communication of any noncompliance in any material respect with any applicable Legal Requirements.

Section 3.14 Permits; Regulatory Matters. Except for matters that would not result in a Material Adverse Effect, the Company holds all authorizations, licenses, permits, certifications, approvals, clearances, registrations, consents, franchises, variances, exemptions and orders issued or granted by any Governmental Body (collectively, “Permits”) necessary for the lawful conduct of its businesses or ownership, use, occupancy and operation of their respective assets and properties. Each such Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Company, threatened proceeding to modify, revoke, cancel or suspend any such Permit, and the Company is not in breach or default thereunder (with or without notice or lapse of time), except in each case as would not result in a Material Adverse Effect.

Section 3.15 Certain Business Practices. During the past three (3) years, the Company has not, nor to the knowledge of the Company has any of its Representatives, in connection with or acting on behalf of any of the Company, directly or indirectly (a) violated any anti-corruption Legal Requirements, (b) used corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense, (c) made any direct or indirect unlawful payment to any official, officer, employee or representative of any Governmental Body, or (d) made any bribe, payoff, rebate, influence payment, kickback or other unlawful payment under circumstances where the Company or the Representative knew or reasonably should have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Person for the purpose of influencing any act or decision of a Governmental Body in their official capacity, securing any improper advantage, or assisting the Company or any of its Representatives in obtaining or retaining business, or in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

Section 3.16 Tax Matters. Except for matters that would not result in a Material Adverse Effect:

(a) All Tax Returns required to be filed by the Company with any Governmental Body (collectively, the “Company Returns”) have been filed and were at the time they were filed true and correct, in each case, in all material respects, and all Taxes (whether or not shown as due on the Company Returns) have been paid.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Tax Returns required to be filed under applicable Legal Requirements with respect thereto have been completed and timely filed in compliance, in all material respects, with all applicable Legal Requirements.

(c) No Legal Proceeding currently is in progress, or pending or threatened in writing, against or with respect to the Company in respect of any Tax or Company Return. No deficiency of Taxes in respect of the Company has been asserted in writing as a result of any audit or examination by any Governmental Body that is not reserved for in accordance with GAAP in the Company’s financial statements or has not been otherwise resolved or paid in full. No written notice of a claim or pending investigation has been received in the past three (3) years by the Company from any Governmental Body in any jurisdiction where the Company does not file Tax Returns or pay Taxes that the Company is or may be subject to Tax in that jurisdiction. No extension or waiver of the limitation period applicable to the collection or assessment of any Taxes of the Company has been requested or granted that currently is in effect.

(d) The Company has never been a member of an affiliated combined, consolidated or unitary Tax group for purposes of filing any Tax Return other than a group of which the Company was the common parent, or incurred any liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Legal Requirements), or as a transferee or successor (other than pursuant to any agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes).

(e) The Company is not a party to any Tax sharing, Tax allocation or Tax indemnity agreement (other than any agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes).

(f) The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock occurring within the past two years that was intended to qualify for tax-free treatment under Section 355 of the Code.

(g) The Company has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h) The Company is not, and has not been at any time during the five (5)-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 3.17 Employee Matters; Benefit Plans.

(a) There are no pending or, to the knowledge of the Company, threatened strikes, lockouts, work stoppages or slowdowns involving the employees of the Company.

(b) The Company is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization.

(c) There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company.

(d) Part 3.17(d) of the Company Disclosure Schedule sets forth a true and complete list of each Employee Plan.

(e) With respect to each Employee Plan (to the extent applicable), the Company has made available to Parent or Parent’s Representatives true and complete copies of: (i) all plan documents embodying such Employee Plan (including all amendments thereto) ; (ii) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Employee Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Plan; (iv) all related trust agreements or other funding instruments or insurance Contracts; and (v) the most recent determination, opinion or advisory letter, as applicable, issued by the IRS with respect to such Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code.

(f) Except as would not have a Material Adverse Effect, each Employee Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption.

(g) As of the date of this Agreement, (i) there is no Legal Proceeding pending or, to the knowledge of the Company, threatened with respect to (or against the assets of) any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceeding and (iii) no Employee Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Body, and, to the knowledge of the Company, no such action is contemplated or under consideration by any Governmental Body.

(h) Except as set forth on Part 3.17(h) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to) or has any direct, indirect or contingent liability with respect to: (i) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code; (ii) a multiple employer plan within the meaning of Section 210, 4063 or 4064 of ERISA or Section 413(c) of the Code; (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; or (v) a self-funded (or self-insured) health plan.

(i) None of the Employee Plans provides post-employment medical or life insurance benefits to any current or former employee of the Company or any ERISA Affiliate (or to any other Person) after his or her retirement or other termination of employment or service, except to the extent required by applicable Legal Requirements or through the end of a de minimis period after termination of employment.

(j) Except as set forth in Part 3.17(j) of the Company Disclosure Schedule, (i) neither the execution and delivery of this Agreement or other related agreements, nor the consummation of the Offer, the Merger and the other Transactions will (either alone or in conjunction with any other event, such as termination of employment) give rise to any liability under any Employee Plan, including liability for severance pay, termination pay or withdrawal liability, or accelerate the time of payment or vesting of any benefits under any Employee Plan, and (ii) any amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of any of the Offer, the Merger and the other Transactions by any employee, officer, director or independent contractor of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(k) No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company as a result of the imposition of any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

Section 3.18 Environmental Matters. The Company is and has for the past three (3) years been in compliance in all material respects with all applicable Environmental Laws. The Company has not received any written notice from a Governmental Body that alleges that the Company has been in violation of, or is subject to liability under, in any material respect, any Environmental Law. To the Company’s knowledge, there has not been any Release of Hazardous Materials at, on, under or from the Leased Real Property. The Company is not subject to any order, decree, injunction or other arrangement with any Governmental Body relating to any material liability or obligations under any Environmental Law. To the knowledge of the Company, (i) there are no underground or aboveground storage tanks or generators for which the Company is responsible, and (ii) the Company does not store or generate Hazardous Materials at any Leased Real Property.

Section 3.19 Insurance. Part 3.19 of the Company Disclosure Schedule lists all material insurance policies covering the assets, business, equipment, properties, employees, officers and directors of the Company as of the date hereof (the “Insurance Policies”). The Company is in compliance in all material respects with the terms of the Insurance Policies and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a material breach or default, or permit termination or modification, under any such policy or bond. At no time during the past three (3) years has the Company (i) been denied any insurance or indemnity bond coverage which it has requested or (ii) made any material reduction in the scope or amount of its insurance coverage.

Section 3.20 Transactions With Affiliates. There have been no transactions, or series of similar transactions, agreements, arrangements or understandings, nor to the knowledge of the Company is there any proposed transaction or series of similar transactions, agreements, arrangements or understandings, to which the Company was a party or otherwise bound that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC other than any Employee Plan or indemnification arrangements on the Company’s standard forms made available to Parent.

Section 3.21 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending or, to the knowledge of the Company, threatened, against the Company, any of its properties or assets or, to the knowledge of the Company, any of their respective officers, directors or employees in their capacities as such, other than Legal Proceedings that (i) do not involve an amount in controversy in excess of $100,000 and (ii) do not seek injunctive or other non-monetary relief.

(b) There is no order, writ, injunction, decree, arbitration ruling, award, judgment or other finding to which the Company is subject (whether temporary, preliminary or permanent) that would result in a Material Adverse Effect. To the Company’s knowledge, no investigation or review by any Governmental Body with respect to the Company is pending or threatened, other than any investigations or reviews that, individually or in the aggregate, would not result in a Material Adverse Effect.

Section 3.22 Inapplicability of Takeover Laws. As of the date hereof and at all times on or prior to the Offer Acceptance Time, assuming the accuracy of Parent’s and Purchaser’s representations and warranties set forth in Section 4.8, the Company Board has taken all necessary actions so that (a) the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and the consummation of the Transactions and (b) neither the execution and delivery of this Agreement nor the consummation of the Transactions will cause the grant of any new rights under the Rights Plan or cause any rights previously granted under the Rights Plan to become exercisable. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to the Shares, the Offer, the Merger or the other Transactions.

Section 3.23 Vote. Assuming that the Transactions are consummated in accordance with Section 251(h) of the DGCL, and assuming the accuracy of Parent’s and Purchaser’s representations and warranties set forth in Section 4.8, no stockholder votes or consents are necessary to authorize or adopt this Agreement or to consummate the Transactions.

Section 3.24 Fairness Opinion. The Company Board has received the opinion of GCA Advisors, LLC as financial advisor to the Company (the “Company Financial Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders. Such opinion has not been amended or rescinded as of the date hereof.

Section 3.25 Brokers and Finders. Except for the Company Financial Advisor, the Company has not incurred any liability for any brokerage fees, commissions or finder’s fees in connection with this Agreement or the Transactions.

Section 3.26 Information in the Offer Documents and Schedule 14D-9. None of the information with respect to the Company supplied or to be supplied by or on behalf of the Company for inclusion in the Offer Documents will, at the time of the filing of the Offer Documents, at any time it is amended or supplemented or at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Schedule 14D-9, at the time such document is filed with the SEC, at any time it is amended or supplemented, at the time it is published, sent or given to the holders of Shares, at the time of commencement of or at the time of the consummation of the Offer, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Legal Requirements. The Schedule 14D-9, at the time such document is filed with the SEC, at any time it is amended or supplemented, at the time it is published, sent or given to the holders of Shares, at the time of commencement of the Offer and at the time of the consummation of the Offer, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 3.26 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to the Company by Parent or Purchaser or any of their Representatives for inclusion therein.

Section 3.27 Employee Agreements. Each employee of the Company has signed an agreement with the Company agreeing to maintain the Company’s confidential information and assign to the Company any rights it may have to any Intellectual Property created in connection with such employee’s employment or services with the Company. All employees of the Company are subject to an enforceable agreement with the Company, substantially in the form provided to Parent, containing a non-solicit and non-compete with a duration of at least twelve (12) months from such employee’s last day of employment.

Section 3.28 No Other Representations. Except for the representations and warranties contained in Article 4, the Company acknowledges that neither Parent, Purchaser nor any Representative of Parent or Purchaser makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representations or warranties with respect to Parent or Purchaser or with respect to any other information, including as to the accuracy or completeness of such information, provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE 4

Representations and Warranties of Parent and Purchaser

Parent and Purchaser hereby represent and warrant to the Company as follows:

Section 4.1 Due Incorporation. Except with respect to matters that, individually or in the aggregate, would not materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions, each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to: (a) conduct its business in the manner in which its business is currently being conducted; and (b) own and use its properties and assets in the manner in which its properties and assets are currently owned and used. Parent has delivered to the Company or the Company’s Representatives prior to the date of this Agreement true and complete copies of the certificate of incorporation and bylaws of each of Parent and Purchaser, including all amendments thereto. Neither Parent nor Purchaser is in material violation of their respective articles of incorporation or bylaws.

Section 4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

Section 4.3 Authority; Binding Nature of Agreement. Each of Parent and Purchaser has the corporate power and authority to execute and deliver and perform their respective obligations under this Agreement. The execution, delivery and performance by Parent and Purchaser of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser and their respective boards of directors, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions, other than the adoption of this Agreement (immediately following its execution) by Parent as the sole stockholder of the Purchaser. This Agreement constitutes the legal, valid and binding obligation of each of Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.4 Non-Contravention; Consents. The execution, delivery and performance of this Agreement by Parent and Purchaser, and the consummation by Parent and Purchaser of the Transactions, will not: (a) result in a breach or violation of, or default under, any of the provisions of the certificate of incorporation or bylaws of Purchaser or Parent; (b) result in a breach or violation by Parent or Purchaser of any Legal Requirement applicable to Parent or Purchaser, or to which either of them is subject; or (c) with or without notice or lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, any change in or acceleration or creation of any obligations or the creation of any Encumbrance on the assets of Parent or Purchaser, or change or loss of rights pursuant to any Contract, in each case, that would be binding upon Parent or Purchaser, except as, individually or in the aggregate, would not materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions. Except as may be required by the Exchange Act, blue sky Legal Requirements and Takeover Laws, the DGCL, and the rules and regulations of NASDAQ, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice or report to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution, delivery and performance of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Transactions, except those that the failure to make or obtain, individually or in the aggregate, would not materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions. No additional vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

Section 4.5 Information in the Offer Documents and Schedule 14D-9. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser for inclusion in the Schedule 14D-9, and so included therein, shall, at the time of the filing of the Schedule 14D-9, at any time it is amended or supplemented (following any amendment or additional supplement of such information by Parent or Purchaser, or on their behalf), or at the time of any distribution or dissemination of the Schedule 14D-9, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents, at the time such documents are filed with the SEC, at any time they are amended or supplemented, at the time they are published, sent or given to the holders of Shares, at the time of commencement of the Offer and or at the time of the consummation of the Offer, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Legal Requirements. The Offer Documents, at the time such documents they are filed with the SEC, at any time they are amended or supplemented, at the time they are published, sent or given to the holders of Shares, at the time of commencement of the Offer and at the time of the consummation of the Offer, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 4.5 shall not apply to statements or omissions included or incorporated by reference in the Offer Documents based upon information supplied to Parent or Purchaser by the Company or any of their Representatives specifically for inclusion therein.

Section 4.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened against Parent or Purchaser that would materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions. As of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body that would materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions.

Section 4.7 Financing. Parent has as of the date hereof and will have, and will cause Purchaser to have, at the Offer Acceptance Time and the Closing, access to the funds necessary to consummate the Offer, the Merger and make all payments and consummate all other Transactions, including payment in cash of the aggregate Offer Price at the Offer Acceptance Time and the aggregate Merger Consideration on the Closing Date and to pay all related fees and expenses.

Section 4.8 Ownership of Company Common Stock. As of the date of this Agreement, none of Parent or any of Parent’s Subsidiaries or any of their affiliates and associates owns (within the meaning of Section 203 of the DGCL), and all times for the past five (5) years, neither Parent nor any of Parent’s Subsidiaries or any of their affiliates and associates has owned (within the meaning of Section 203 of the DGCL), any Shares or any securities, Contracts or obligations convertible into or exercisable or exchangeable for Shares. Neither Parent nor Purchaser is, nor at any time during the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.9 No Other Representations. In connection with the due diligence investigation of the Company by Parent and Purchaser, Parent and Purchaser have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company and its business and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Purchaser are familiar, that Parent and Purchaser are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, except for the representations and warranties contained in Article 3, Parent and Purchaser acknowledge that neither the Company nor any Representative of the Company makes, and Parent and Purchaser acknowledge that it has not relied upon or otherwise been induced by, any other express or implied representations or warranties with respect to the Company or with respect to any other information, including as to the accuracy or completeness of such information, provided or made available to Parent or Purchaser in connection with the Transactions, including any information, documents, estimates, projections, forecasts or other material made available to Parent, Purchaser or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE 5

Certain Covenants of the Company

Section 5.1 Access and Investigation.

(a) During the Pre-Closing Period, upon reasonable advance notice to the Company, the Company shall provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s Representatives, personnel, properties, files, assets, customers, suppliers and vendors and to all existing books, records and other documents and information relating to the Company; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the normal operation of the business of the Company; provided, further, that no investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representations or warranties made by the Company in this Agreement. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct the applicable Representatives of Parent to comply with, all of its confidentiality obligations under the Confidentiality Agreement, dated as of August 1, 2017, by and between Parent and the Company (as amended, the “Confidentiality Agreement”).

(b) Nothing in Section 5.1(a) shall require the Company to disclose, or provide any access to, any information to Parent or any of Parent’s Representatives if such access or disclosure would (i) result in the waiver of any attorney client or other legal privilege or (ii) contravene any applicable Legal Requirement, provided that in either such case (x) the Company will inform Parent that it is withholding information on such basis and (y) the Company and Parent shall each use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of this sentence apply.

Section 5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: except (x) as required or otherwise contemplated under this Agreement, (y) with the written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall conduct its business and operations (A) in the ordinary course and in substantially the same manner as previously conducted and (B) use reasonable best efforts to maintain compliance with all applicable Legal Requirements. During the Pre-Closing

Period, the Company shall use reasonable best efforts to preserve intact the components of its current business organization, including keeping available the services of current officers, directors, managers, employees, advisors and consultants and using reasonable best efforts to maintain relations and goodwill with their respective suppliers, distributors, manufacturers, customers and other business associates and Governmental Bodies and maintain all Permits, registrations in connection with the Company Registered IP and Insurance Policies (in such amounts and of such kinds comparable to that in effect as of the date hereof).

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except (x) as required or otherwise contemplated under this Agreement, (y) with the written consent of Parent or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall not:

(i) declare, authorize, set aside or pay any dividend or make any other distribution in respect of any shares of the Company’s capital stock, or purchase or repurchase, redeem or otherwise acquire any shares of the Company’s capital stock, other than (A) acquisitions by the Company of Shares in connection with the surrender by holders of Company Stock Options to pay the exercise price of such Company Stock Options, (B) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Equity Plans and (C) the acquisition by the Company of Company Stock Options or Restricted Stock Units in accordance with the terms thereof in effect as of the date of this Agreement, as applicable, in connection with the forfeiture of such awards;

(ii) sell, issue, grant or authorize the issuance or grant of, or accelerate the vesting or modify the terms of, (A) any capital stock or other security, (B) any option, call, warrant, share of phantom stock or phantom stock right, stock purchase or stock appreciation right, restricted stock unit, performance stock unit or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security; provided, however, that Company may issue Shares upon the valid exercise of Company Stock Options or pursuant to Company Restricted Stock Units, in each case outstanding as of the date of this Agreement;

(iii) split, combine or reclassify its outstanding shares of capital stock or enter into any agreement with respect to voting of any of its capital stock or any securities convertible into or exchangeable for such capital stock;

(iv) except as required by applicable Legal Requirements, (A) increase (other than by an amount which is not material and which occurred in the ordinary course of business consistent with past practice) the compensation payable or that could become payable by the Company to directors, managers, officers or employees, (B) enter into or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (C) terminate the employment of any employee or services of any service provider, other than for cause or the termination of (1) an employee with a base salary of less than $65,000 on an annualized basis or (2) a service provider whom the Company pays less than $65,000 on an annualized basis, (D) hire any employee with a base salary greater than or equal to $65,000 on an annualized basis or a service provider whom the Company pays at least $65,000 on an annualized basis, (E) establish, adopt, enter into, amend, terminate or take any action to accelerate rights under any Employee Plan, (F) pay any pension or retirement allowance not allowed by any existing Employee Plan or similar agreement, (G) make any discretionary contributions to pension or retirement plans in excess of the minimum required contributions as required by the Pension Protection Act of 2006 or (H) pay any bonus to any director or executive officer;

(v) enter into, adopt, amend, terminate or extend any collective bargaining Contract, or any similar agreement with any union, works council or similar employee representative body;

(vi) amend, modify or waive any provision of, or permit the adoption of, any amendment to the Company Charter or Company Bylaws or other charter or organizational documents;

(vii) (A) acquire any equity interest or other interest in any other Entity, or (B) enter into any joint venture, partnership or similar arrangement providing for the sharing of profits and losses;

(viii) incur any indebtedness for borrowed money or issue any debt securities or other rights to acquire debt securities of the Company or the Company or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other Person;

(ix) pre-pay any long-term debt or accelerate or delay any payments or the collection of payments due to the Company, except in the ordinary course of business of the Company;

(x) make any capital expenditure in excess of $100,000 individually or $200,000 in the aggregate;

(xi) take any action, outside the ordinary course of business consistent with past practices, that would materially diminish the working capital of the Company;

(xii) materially change recurring or non-recurring rates, promotions, sales incentives, commission plans, credit policies or collections procedures;

(xiii) enter into or renew any Contract with a term greater than one year and/or annual payments by the Company greater than $100,000;

(xiv) amend in any material respect or waive any of its material rights under any Material Contract, except in the ordinary course of business consistent with past practice or that would not materially and adversely affect the business of the Company;

(xv) (A) other than in the ordinary course of business of the Company, acquire, lease, license or sublicense any material right or other material asset, including Intellectual Property, from any other Person; (B) divest, sell or otherwise dispose of, or lease, license or sublicense, or grant any covenants not to assert or sue with respect to, any material right or other material asset, including material Intellectual Property, to any other Person, except sales of products and grants of non-exclusive licenses in the ordinary course of business; or (C) waive or relinquish, abandon, allow to lapse or encumber (except for any Permitted Encumbrance) any material right or material asset, including material Intellectual Property;

(xvi) enter into any new line of business that is material to the Company, taken as a whole, or materially change any of its technology or operating policies that are material, individually or in the aggregate, to the Company, taken as a whole, except in the ordinary course of business or as required by applicable Legal Requirements;

(xvii) lend money or make capital contributions to, or make investments in, any Person, except in each case in the ordinary course of business of the Company, or make (A) extensions of credit to customers except in the ordinary course of business or (B) advances to directors, officers and other employees for travel and other business-related expenses, except in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto;

(xviii) make or change any material Tax election, settle or compromise any material Tax liability, claim or assessment, change any annual Tax accounting period, change or consent to any change in any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement, surrender any right to claim a material Tax refund, or waive or extend or consent to any extension or waiver of the statute of limitations period applicable to the collection or assessment of any material Taxes;

(xix) waive, release or assign its rights with respect to any Legal Proceeding in which the Company is seeking monetary damages in excess of $100,000 individually and $200,000 in the aggregate;

(xx) commence or settle any Legal Proceeding except for the settlement of any Legal Proceedings or other claim that is for solely monetary payments of no more than $100,000 individually and $200,000 in the aggregate;

(xxi) change any of its methods of accounting or accounting practices in any material respect unless required by GAAP or applicable Legal Requirements;

(xxii) adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restricting or other reorganization;

(xxiii) enter into any transactions or Contracts with any Affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xxiv) conduct the businesses of the Company in a manner that would cause the Company to become an “investment company” subject to registration under the Investment Company Act;

(xxv) materially accelerate the payment of any accounts payable outside of the ordinary course of business consistent with past practice;

(xxvi) pay any transaction expense in excess of the budget set forth on Part 5.2(b)(xxvi) of the Company Disclosure Schedule; or

(xxvii) agree or commit to take any of the actions described in clauses (i) through (xxvi) of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Company prior to the Offer Acceptance Time.

Section 5.3 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, and shall instruct its Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly take any action to induce, facilitate or encourage the submission or announcement of any Acquisition Proposal (including by granting any waiver under Section 203 of the DGCL) or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information, or afford access to the books, records or Representatives of the Company, regarding any of the Company to any Person in response to an Acquisition Proposal or an inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (except to state they are not permitted to engage in such discussions or negotiations pursuant to the terms of this Agreement); (iii) participate in discussions or negotiations with any Person with respect to any Acquisition Proposal or an inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iv) adopt, approve, recommend, submit to stockholders or declare advisable any Acquisition Proposal; (v) enter into any Contract, letter of intent or term sheet contemplating any Acquisition Transaction or modify or amend any provision in any Contract in connection with any Acquisition Proposal (other than entry into an Acceptable Confidentiality Agreement); (vi) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar Contract entered into by the Company in connection with any Acquisition Proposal (other than to the extent the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that failure to take such actions would be consistent with the director’s fiduciary duties or obligations under applicable Legal Requirements); (vii) take any action to make the provisions of any Takeover Laws inapplicable to any transactions contemplated by any Acquisition Proposal; or (viii) resolve or publicly propose or announce to do any of the foregoing; provided, however, that prior to the Offer Acceptance Time, this Section 5.3 shall not prohibit the Company or any Representative of the Company from furnishing information regarding the Company to, or entering into or participating in discussions or negotiations with, any Person in response to a bona-fide written Acquisition Proposal that is submitted after the date of this Agreement to the Company by such Person (and not withdrawn) if (A) such Acquisition Proposal was not solicited in breach of this Section 5.3, (B) the Company Board concludes in good faith, after consultation with its outside legal counsel and its financial advisor, that (1) such bona-fide written Acquisition Proposal constitutes a Superior Offer or would reasonably be expected to lead to a Superior Offer and (2) the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Company Board, (C) prior to furnishing any such information to, or entering into discussions with, such Person, Parent receives written notice from the Company stating (1) the identity of such Person, (2) that the Company Board has made the determination set forth in Section 5.3(a)(B)(2), and (3) the Company’s intention to furnish information to, or enter into discussions with, such Person, and providing an unredacted copy of all material documents and written communications provided as of such date in connection with such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request, (D) prior to furnishing such information, the Company receives from such Person an executed confidentiality agreement in a customary form that is no less restrictive in any material respect to the other party than the Confidentiality Agreement is to Parent (each, an “Acceptable Confidentiality Agreement”) and delivers an executed copy of such Acceptable Confidentiality Agreement to Parent, and (E) the Company concurrently furnishes all such information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent or Parent’s Representatives). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any breach of any of the restrictions set forth in the preceding sentence by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 5.3 by the Company.

(b) During the Pre-Closing Period, the Company shall promptly (and in no event later than the later to occur of (A) twenty-four (24) hours or (B) 12 p.m. (Pacific time) the next Business Day after receipt thereof) advise Parent of any bona fide Acquisition Proposal or any inquiry, indication of interest, proposal, offer or request that would reasonably be expected to lead to an Acquisition Proposal, including (i) the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request, (ii) an unredacted copy of all material documents and written communications provided in connection with such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request and (iii) a written summary of all material oral communications made by any Person during the Pre-Closing Period with respect thereto. After receipt of the Acquisition Proposal, inquiry, indication of interest or request, the Company shall promptly (and in any event within the later to occur of (A) twenty-four (24) hours or (B) 12 p.m. (Pacific time) next Business Day) keep Parent informed of any material change in the status, terms and pertinent details thereof (including by providing prompt notice of all material amendments thereto) and shall promptly (and in any event within the later to occur of (A) twenty-four (24) hours or (B) noon of the next Business Day) provide to Parent a copy of all unredacted written materials subsequently provided in connection with such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request. The Company shall not, and shall instruct its Representatives not to, enter into any Contract that would prohibit the Company from providing the information required to be provided to Parent pursuant to this Section 5.3(b).

(c) As of the date of this Agreement, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal. The Company shall promptly (but in no event later than twenty-four (24) hours following the execution of this Agreement) demand that each Person that has heretofore executed a confidentiality agreement with the Company or any of its Affiliates or any of its or their Representatives with respect to such Person’s consideration of a possible Acquisition Proposal to immediately return or destroy (and shall demand such destruction subsequently be certified in writing by such Person to the Company if such Person is required to do so pursuant to the terms of the non-disclosure or confidentiality agreement between such Person and the Company) all confidential information heretofore furnished by the Company or any of its or their Affiliates or Representatives to such Person, its Subsidiaries or any of its or their Affiliates or Representatives, in each case pursuant to the terms of such confidentiality agreement.

(d) None of the Company, the Company Board or any committee thereof shall (i)(A) withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, qualify or modify (or resolve, determine or propose to withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, qualify or modify), in each case in a manner adverse to Parent or Purchaser, the Company Board Recommendation or (B) approve, recommend, submit to stockholders or declare advisable (or resolve, determine or propose to approve, recommend, submit to stockholders or declare advisable) any Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Change Recommendation”), (ii) subject to Section 5.3(e), fail to publicly recommend against any Acquisition Proposal, or fail to publicly reaffirm the Company Board Recommendation, within the later of four (4) Business Days after receipt of written request by Parent or ten (10) Business Days following the commencement by a third party of any tender offer or exchange offer related to the Shares or make any other public statement that is inconsistent with the Company Board Recommendation, (iii) approve, recommend, submit to stockholders or declare advisable (or resolve, determine or propose to approve, recommend, submit to stockholders or declare advisable), or allow the Company to execute or enter into, any Contract (other than an Acceptable Confidentiality Agreement) constituting or related to the Transactions or (iv) resolve to do any of the foregoing, except as expressly permitted by Section 5.3(a) or Section 5.3(e). Notwithstanding the foregoing, neither (1) the confidential determination in and of itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or would reasonably be expected to likely to lead to a Superior Offer, nor (2) the delivery in itself by the Company to Parent of any notice contemplated by Section 5.3(e) will constitute an Adverse Change Recommendation or violate this Section 5.3.

(e) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to Purchaser accepting, for the first time, for payment Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Offer Acceptance Time”), the Company Board may make an Adverse Change Recommendation or terminate this Agreement to enter into a Specified Agreement if and only if: (i) in the event of a Superior Offer, such Superior Offer was not solicited in breach of Section 5.3; (ii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor of nationally recognized reputation, that the failure to make the Adverse Change Recommendation or terminate this Agreement to enter into a Specified Agreement would be reasonably likely to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (iii) Parent shall have received from the Company prior written notice of the Company’s intention to make an Adverse Change Recommendation or terminate this Agreement to enter into a Specified Agreement at least four (4) Business Days prior to making any Adverse Change Recommendation or terminating this Agreement to enter into a Specified Agreement (a “Change of Recommendation Notice”); and (iv) the Company shall comply with clauses (A) through (E) as follows: (A) prior to giving effect to clauses (B) through (E), the Company Board shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, that such Acquisition Proposal is a Superior Offer; (B) the Company shall have provided to Parent in writing the material terms and conditions of such Acquisition Proposal and unredacted copies of all material documents relating to such Acquisition Proposal in accordance with Section 5.3; (C) the Company shall have given Parent the four (4) Business Day period following Parent’s receipt of the Change of Recommendation Notice to propose revisions to the terms of this Agreement or make other proposals and shall, if requested by Parent, have negotiated in good faith with Parent (and caused its Representatives to negotiate with Parent) during the four (4) Business Day period provided in the foregoing clause (iii) of this Section 5.3(e) with respect to such proposed revisions or other proposals, if any, so that the Acquisition Proposal would no longer constitute a Superior Offer; (D) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, the Company Board shall have determined in good faith that such Acquisition Proposal remains a Superior Offer and that the failure to make the Adverse Change Recommendation or terminate this Agreement to enter into a Specified Agreement would be reasonably likely to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; and (E) if the Company intends to terminate this Agreement to enter into a Specified Agreement, the Company shall have complied with Section 8.1(e). For the avoidance of doubt, the provisions of this Section 5.3(e) shall also apply to any material amendment or modification to any Acquisition Proposal or any successive Acquisition Proposals, for which the Company shall be required to deliver to Parent a new Change of Recommendation Notice and the Company shall be required to comply again with the provisions of this Section 5.3(e) (except that any reference to four (4) Business Days shall instead be two (2) Business Days).

(f) Nothing contained in Section 5.3(e) shall prohibit the Company Board from (x) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or (y) making any disclosure to the Company’s stockholders that the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such disclosure would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements; provided that, in either case, any such disclosure does not contain an Adverse Change Recommendation.

ARTICLE 6

Additional Covenants of the Parties

Section 6.1 Filings and Approvals.

(a) Without limiting the generality of anything contained in this Section 6.1, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and Legal Requirements to consummate and make effective the Transactions as soon as reasonably practicable, including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Body or other Person in connection with the consummation of the Transactions and (ii) as promptly as reasonably practicable provide such information as may reasonably be requested by any Governmental Body in connection with the Transactions as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period; provided, however, that in no event will any party hereto be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party (excluding any filing fees in connection with any filing or notice to a Governmental Body) for any consent or approval required for the consummation of the Transactions under any Contract.

(b) Without limiting the generality of anything contained in this Section 6.1, each party hereto shall (i) give the other parties prompt notice of the making or commencement of any Legal Proceeding by or before any Governmental Body with respect to the Transactions of which such party had knowledge, (ii) keep the other parties reasonably informed as to the status of any such Legal Proceeding and (iii) promptly inform the other parties of any communication to or from any Governmental Body to the extent regarding the Transactions or regarding any such Legal Proceeding, and provide a copy of all written communications. Parent and the Company shall have the right to review (and have their respective counsel review) in advance, and to the extent practicable each shall consult the other on, all material information relating to Parent, Purchaser or the Company, as the case may be, and any of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Body in connection with the Offer and the Transactions and shall consider in good faith all comments reasonably proposed by Parent or the Company, as the case may be; provided, however that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements and (z) as necessary to address reasonable privilege or confidentiality concerns. In addition, each party hereto shall (A) except as may be prohibited by any Legal Requirement, permit authorized Representatives of the other party to have reasonable access to and be consulted in connection with any proposed written material communication to any Governmental Body in connection with the Transactions, and (B) as circumstances reasonably permit, consult with the other party in advance of any meeting or conference with a Governmental Body relating to the Transactions and give the other party the opportunity to attend and participate in such meetings and conferences.

Section 6.2 Indemnification of Officers and Directors.

(a) From and after the Effective Time until the six (6)-year anniversary of the Closing, Parent shall cause the Surviving Corporation to (i) indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, settlements, damages or liabilities in connection with actions or omissions occurring or alleged to have occurred at or prior to the Effective Time and advance expenses with respect thereto, and (ii) honor and maintain in effect for a period of six (6) years from the Effective Time (A) all rights to advancement of expenses and indemnification of each Indemnified Party, in each case as provided, as applicable, in the certificate of incorporation and bylaws of the Company, and (B) all rights to advancement of expenses and indemnification in any indemnification agreements between the Company and any Indemnified Party entered into prior to the date hereof and a copy of which has been provided to Parent. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the Company Charter and the Company Bylaws, and any indemnification agreements between the Company and any Indemnified Party shall survive the Merger and shall continue in full force and effect in accordance with their terms, and such provisions and agreements shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Legal Requirements or approved in writing by the applicable Indemnified Party.

(b) Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the policies of directors’ and officers’ liability insurance maintained by the Company as of the date hereof (or such other insurance policy with substantially similar coverage and with terms and conditions that are not less advantageous in any material respect than the Company’s existing policies), a list of which is set forth on Part 3.19 of the Company Disclosure Schedule, for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time with respect to matters occurring or alleged to have occurred at or prior to the Effective Time (including the Transactions); provided, however, that, in lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may at its option prior to the Effective Time instruct its authorized insurance broker to procure for the Company a fully prepaid, non-cancellable six (6)-year run-off program for directors’ and officers’ liability insurance providing the same coverage with respect to matters occurring at or prior to the Effective Time and obtained from the same or similar insurance carriers that currently provide the Company’s director and officer liability insurance; provided further, that the Company’s procurement of such fully prepaid run-off policy in accordance with this sentence shall be deemed to satisfy in full the obligations of Parent and Surviving Corporation pursuant to this Section 6.2(b).

(c) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.2.

(d) The provisions of this Section 6.2 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Notwithstanding anything herein to the contrary, (A) the obligations of Parent and the Surviving Corporation or their respective successors shall be subject to any limitation imposed by applicable Legal Requirements (including any limitation on the Company’s ability to indemnify its own directors and officers and others), and (B) Parent shall have no obligation to maintain the existence of the Surviving Corporation following the Effective Time.

Section 6.3 Third Party Consents. The Company shall use commercially reasonable efforts to obtain waivers and consents from any and all third parties with respect to each Contract listed in Part 6.3 of the Company Disclosure Schedule; provided that, in connection with obtaining such waivers and consents, the Company shall not agree to any change to such Contracts that would be materially adverse to the interest of the Company or, after the Merger, Parent or Surviving Corporation, in each case without the prior written consent of Parent.

Section 6.4 Publicity. Parent and the Company shall consult with each other and provide each other the reasonable opportunity to review and comment upon any press release or other public announcement with respect to the Offer, the Merger or any of the other Transactions before issuing any such press release or public announcement, and such party shall consider such comments in good faith; provided that the foregoing shall not apply to: (a) any press release or public announcement to enforce a party’s rights or remedies under this Agreement; (b) public statements in response to questions from analysts or investors, and internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party), and (c) communications permitted by the Company or Company Board pursuant to Section 5.3, including any release or announcement made with respect to an Superior Offer or Adverse Change Recommendation, or communications by Parent or Purchaser directly in response to an Adverse Change Recommendation. The press release announcing this Agreement and the Transactions shall be jointly agreed by Parent and the Company.

Section 6.5 Takeover Laws; Rights Plan. If any Takeover Law becomes, or purports to be, applicable to the Transactions, then the Company and the Company Board shall grant such approvals and take all reasonable actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to eliminate and mitigate the effect of any Takeover Law on any of the Transactions. The Company shall cause the Rights Plan to terminate upon the Effective Time. The Company has taken and will continue to take all actions necessary so that neither the execution nor delivery of this Agreement nor the consummation of the Transactions will cause any rights to be granted under the Rights Plan or cause the rights previously granted under the Rights Plan to become exercisable.

Section 6.6 Notification of Changes. Prior to the Effective Time, each of the Company and Parent shall give prompt notice to the other (and shall subsequently keep the other informed of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any change, event, occurrence, fact, circumstance, effect or other matter that (a) (i) with respect to the Company, would result in a Material Adverse Effect and (ii) with respect to Parent or Purchaser, had or would reasonably be expected to have any material adverse effect with respect to the ability of Parent or Purchaser to consummate the Transactions, (b) is reasonably likely to result in any of the conditions set forth in Article 7 or in Annex I not being able to be satisfied prior to the End Date and (c) any Legal Proceeding commenced or, to such party’s knowledge, threatened against such party which relates to this Agreement or the Transactions; provided, however, that, so long as the party entitled to notice was not prejudiced by such failure, the failure to deliver any notice pursuant to this Section 6.6 shall not be deemed to be a failure to satisfy a Closing condition unless the underlying facts had caused such condition not to be satisfied. The Company shall give Parent prompt notice of and the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against the Company or its directors or officers relating to this Agreement or the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 6.7 Section 16 Matters. The Company Board shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition of Shares (including derivative securities with respect to Shares) in the Offer and the Merger by applicable individuals.

Section 6.8 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and Purchaser and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 6.9 Rule 14d-10. Prior to the Offer Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) shall take all such steps as may be required to cause to be exempt under Rule 14d–10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement entered into on or after the date hereof by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company, Surviving Corporation and their Affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 6.10 Employee Benefits.

(a) For a period of twelve (12) months following the Effective Time, Parent or a Subsidiary of Parent will maintain or provide for the benefit of each employee of the Company who continues his or her employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (each a “Continuing

Employee”) compensation and benefit plans and arrangements (other than the opportunity to participate in equity-based benefits and individual employment agreements) that are at levels that are no less favorable, in the aggregate, than those provided to similarly situated employees of the Parent or a Subsidiary of Parent. Such compensation and benefit plans and arrangements shall be maintained by Parent or any of its ERISA Affiliates.

(b) Parent or the applicable Subsidiary of Parent will cause to be granted to such Continuing Employee credit for all service with the Company prior to the Effective Time for purposes of eligibility and vesting in the benefit and compensation arrangements determined under subsection (a) above. In addition, and without limiting the generality of the foregoing, Parent or the applicable Subsidiary will use commercially reasonable efforts to cause each Continuing Employee to be immediately eligible to participate, without any waiting period, in the compensation and benefit arrangements determined under subsection (a) above. For purposes of each benefit plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any Continuing Employee, Parent or the applicable Subsidiary will use commercially reasonable efforts to cause all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such benefit plan to be waived for such Continuing Employee and his or her covered dependents. Parent or the applicable Subsidiary shall further use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the old benefit plans ending on the date that such Continuing Employee’s participation in the corresponding new benefit plan begins to be given full credit pursuant to such new benefit plan for purposes of satisfying all deductible, co-payments, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new benefit plan determined pursuant to subsection (a) above, and shall cause any flexible spending account or other balances under the old benefit plans at the end of less than a full plan year to be available to the Continuing Employee under the new benefit plan in the first year of participation. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time.

(c) Prior to the Closing Date, the Company shall (i) terminate each Employee Plan that is intended to constitute a 401(k) plan of the Company (each, a “Company 401(k) Plan”) effective no later than the day immediately preceding the Closing Date, (ii) adopt any and all amendments to each Company 401(k) Plan as may be necessary to ensure compliance with all applicable requirements of the Code (including all qualification requirements), and (iii) take such other actions in connection with the termination of any Company 401(k) Plan as Parent may reasonably request, unless Parent notifies the Company in writing at least five (5) days prior to the Closing Date that termination of such Company 401(k) Plan is not necessary. Unless Parent provides the notice described in the preceding sentence to the Company, the Company shall, prior to the Closing Date, provide Parent with evidence reasonably satisfactory to Parent that (x) each Company 401(k) Plan has been terminated effective no later than the day before the Closing Date pursuant to resolutions of the Company Board (y) each Company 401(k) Plan has been amended as described above, and (z) all other actions requested by Parent have been completed (and the form and substance of the resolutions and amendments referred to herein shall be subject to the prior review and approval of Parent).

(d) Nothing in this Section 6.10 or elsewhere in this Agreement, whether express or implied, is intended nor shall be construed to (i) be treated as an amendment to any particular Employee Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance with their terms at any time, or (iii) create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment.

ARTICLE 7

Conditions Precedent to The Merger

Section 7.1 Conditions. The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any and all of which may be waived in whole or part, to the extent permitted by applicable Legal Requirements, by a writing signed by each of Parent and the Company:

(a) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

(b) Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Section 7.2 Frustration of Conditions. None of the Company, Parent or Purchaser may rely on the failure of any condition set forth in Section 7.1 to be satisfied if such failure was caused by such party’s failure to act in good faith or use reasonable best efforts to consummate the Transactions, including as required by and subject to Section 6.1.

ARTICLE 8

Termination

Section 8.1 Termination. This Agreement may be terminated prior to the Effective Time and the Transactions may be abandoned by action taken or authorized by the Board of Directors of the terminating parties at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company by written notice to the other if a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal;

(c) by Parent by written notice to the Company at any time prior to the Offer Acceptance Time, if:

(i) the Company, the Company Board or any committee thereof has made an Adverse Change Recommendation;

(ii) the Company breaches any of its representations or warranties, or fails to perform any of its covenants or agreements contained in this Agreement and which breach or failure (A) would give rise to the failure of a condition set forth in paragraphs 2(a), (b) or (d) of Annex I and (B) by its nature cannot be cured or has not been cured by the Company by the earlier of (1) the End Date and (2) the date that is twenty (20) Business Days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Purchaser is then in material breach of their respective representations or warranties or then materially failing to perform their respective covenants or agreements contained in this Agreement; or

(iii) the Company has willfully or materially breached any of its obligations under Section 5.3 in a manner that adversely affects the rights of Purchaser or Parent under this Agreement.

(d) by either Parent or the Company by written notice to the other if the Offer Acceptance Time has not occurred on or prior to the close of business on the one hundred eightieth (180th) day after the date hereof (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if (i) a breach by such party of any provision of this Agreement shall have proximately caused the failure of the Offer Acceptance Time to have so occurred or (ii) the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8;

(e) by the Company by written notice to Parent at any time prior to the Offer Acceptance Time, to accept a Superior Offer and enter into the Specified Agreement relating to such Superior Offer, if (i) such Superior Offer has not been solicited in breach of, and the Company has not breached any of its obligations under, Section 5.3, (ii) the Company Board, after satisfying all of the requirements set forth in Section 5.3, shall have authorized the Company to enter into a definitive acquisition Contract providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), and (iii) the Company shall have paid the Termination Fee and entered into the Specified Agreement substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(e);

(f) by the Company by written notice to Parent at any time prior to the Offer Acceptance Time, if Parent or Purchaser breaches any of their respective representations or warranties, or fails to perform any of their respective covenants or agreements contained in this Agreement and which breach or failure (x) would, individually or when aggregated with any such other breaches of failures, reasonably be expected to have a material and adverse effect on Parent’s or Purchaser’s ability to consummate the Transactions and (y) by its nature cannot be cured or has not been cured by Parent or Purchaser as applicable, by the earlier of (A) the End Date and (B) the date that is twenty (20) Business Days after Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in material breach of its representations or warranties or then materially failing to perform its covenants or agreements contained in this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (a) the final sentence of Section 5.1(a), this Section 8.2, Section 8.3 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (c) the termination of this Agreement shall not relieve any party from any liability for any willful and intentional breach prior to the date of termination (which, with regard to clause (c), the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by (x) the Company or its stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement and the time value of money), which shall be deemed in such event to be damages to the Company, or (y) Parent, as applicable) or impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 8.3 Expenses; Termination Fee.

(a) Except as set forth in Section 8.3(b), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Offer and the Merger are consummated.

(b) If (i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), (B) after the date of this Agreement and prior to the time of the termination of this Agreement an Acquisition Proposal shall have been publicly made, commenced or submitted or announced and not withdrawn, and (C) the Company enters into a definitive agreement to engage in, or consummates, an Acquisition Transaction within twelve (12) months after such termination, (ii) this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), or (iii) this Agreement is terminated by the Company pursuant to Section 8.1(e), then the Company shall pay to Parent, at the time specified in the next sentence, a nonrefundable fee in the amount equal to the Termination Fee; provided that, solely for purposes of this Section 8.3(b), all references to “ten percent (10%)” or to “ninety percent (90%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%).” Any Termination Fee shall be paid: (x) in the case of clause (i) of the preceding sentence of this Section 8.3(b), substantially concurrently with the first to occur of the entry into a definitive agreement to engage in, or consummation of, an Acquisition Transaction, (y) in the case of clause (ii) of the preceding sentence of this Section 8.3(b), within two (2) Business Days following termination of this Agreement, and (z) in the case of clause (iii) of the preceding sentence of this Section 8.3(b), concurrently with a termination of this Agreement under Section 8.1(e).

(c) Any Termination Fee due under this Section 8.3 shall be paid by the Company by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, the Termination Fee shall be payable only once and not in duplication even though the Termination Fee may be payable under one or more provisions hereof. The Company and Parent acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) the Termination Fee is not a penalty, but are liquidated damages, in a reasonable amount that shall compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.3, and, to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its additional costs and expenses (including attorneys’ fees and expenses) in connection with such Legal Proceeding, together with interest on the amount of the Termination Fee, from the date such payment was required until the date of payment at the prime rate plus 300 basis points, as published in The Wall Street Journal on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, upon payment of the Termination Fee as required pursuant to this Section 8.3, and subject to the requirement that the Company bears its own fees and expenses under Section 8.3(a), none of the Company or any of its Representatives shall have any further liability or obligations to Parent, Purchaser or their Subsidiaries relating to or arising out of this Agreement or the Transactions.

ARTICLE 9

Miscellaneous Provisions

Section 9.1 Amendment. Prior to the Effective Time, this Agreement may be amended with the mutual agreement of the Company, Parent and Purchaser at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.2 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

Section 9.4 Entire Agreement. This Agreement, including the Company Disclosure Schedule and each of the exhibits, schedules and other agreements referred to herein, and the Confidentiality Agreement (to the extent incorporated herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, by, between or among any of the parties with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms; provided, further, that the other agreements and arrangements relating to certain preexisting business understandings between Parent and its Affiliates, on the one hand, and the Company, on the other hand, not related to the Transactions shall likewise not be superseded and shall remain in full force and effect in accordance with their terms.

Section 9.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. At the Closing, signature pages of counterparts may be exchanged by facsimile or by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the party providing a facsimile or scanned image and that party’s counsel.

Section 9.6 Governing Law; Jurisdiction. This Agreement, and any Legal Proceeding arising out of, relating to, or in connection with this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the parties arising out of or relating to this Agreement or any of the Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware); (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (c) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts.

Section 9.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY LEGAL PROCEEDING WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LEGAL PROCEEDING, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.7.

Section 9.8 Specific Performance; Remedies. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or the Offer were revoked, withdrawn, amended, modified or supplemented prior to the Expiration Date other than in the accordance with the terms and provisions of this Agreement. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, to prevent revocation, withdrawal, modification or supplementation of the Offer prior to the Expiration Date in any manner not permitted by this Agreement and to enforce specifically the terms and provisions of this Agreement, the Offer and the Merger, this being in addition to any other remedy to which they are entitled at law or in equity. The Company, on the one hand, and Parent and Purchaser, on the other hand, hereby agree not to raise any objections (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity) to the availability or issuance of an injunction or injunctions, or to any other remedy a party (or parties) is entitled to in equity, to prevent breaches of this Agreement by such party (or parties), to prevent revocation, withdrawal, modification or supplementation of the Offer prior to the Expiration Date and to enforce specifically the terms and provisions of this Agreement, the Offer and the Merger; provided that the foregoing shall in no way limit the ability of the parties to challenge or defend the merits of any such action. For the avoidance of doubt, each party agrees that there is not an adequate remedy at law for a breach of this Agreement by any party. Except as provided in Section 8.3, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.9 Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that (a) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Entity that is wholly owned directly by Parent without the consent of the Company, provided that Parent shall not be relieved of any of its obligations hereunder, and (b) from and after the Effective Time, Parent and Purchaser may, without the prior written consent of the Company, assign its rights, but not its obligations, under this Agreement to any of its lenders as collateral security for obligations to such lenders, provided that each of Parent and Purchaser shall remain responsible for the performance of all of its obligations hereunder.

Section 9.10 Third Party Beneficiaries. Except as set forth in Section 6.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.11 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent for overnight delivery by nationally recognized courier or express delivery service, or (c) if sent by facsimile or email transmission, upon transmission which requires confirmation specifically by the receiving party if transmitted by facsimile or email transmission:

if to Parent or Purchaser:

Roper Technologies, Inc.

Attention: John K. Stipancich

6901 Professional Parkway East

Suite 200

Sarasota, Florida 34240

Facsimile: (941) 306-2938

E-mail: Jstipancich@ropertech.com

with a copy (which shall not constitute notice) to:

Jones Day

Attention: Bill Zawrotny

140 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

Facsimile: (404) 581-8330

E-mail: wjzawrotny@jonesday.com

if to the Company:

Onvia, Inc.

Attention: Russ Mann

509 Olive Way, Suite 400

Seattle, Washington 98101

Email:rmann@onvia.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

Attention: Andrew Bor

1201 Third Avenue, Suite 4900

Seattle, Washington 98101

Facsimile No.: (206) 359-8000

Email: abor@perkinscoie.com

Section 9.12 Guarantor. Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Parent and Purchaser pursuant to this Agreement (the “Obligations”). If Parent or Purchaser fails to pay or perform the Obligations when due, then all of the Guarantor’s liabilities to the Company hereunder in respect of such Obligations shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time take any and all actions available hereunder or under applicable law to enforce and collect the Obligations from the Guarantor. In furtherance of the foregoing, Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Parent or Purchaser. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement.

Section 9.13 Severability. If any term or other provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, (i) all references in this Agreement to “Articles,” “Sections,” “Subsections,” “Exhibits,” “Annexes,” “Parts” and “Schedules” are intended to refer to Articles or Sections (including Subsections) of this Agreement and Exhibits, Annexes or Schedules (including, where applicable, the Company Disclosure Schedule and its Parts) to this Agreement, (ii) any definition of or reference to any Contract or Legal Requirement herein shall be construed as referring to such Contract or Legal Requirement as from time to time amended, supplemented or otherwise modified (except for any Contracts required to be included on the Company Disclosure Schedule); (iii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; and (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e) Any reference herein or in the Company Disclosure Schedule to documents having been furnished, provided, delivered, made available or disclosed to Purchaser, Parent or their respective Representatives, or words of similar import, shall be deemed to refer to such documents as were made available and accessible to Parent and Parent’s Representatives for their review by posting to the electronic data room hosted by Donnelley Financial Solutions on or before 10:00 a.m. (Pacific time) as of two (2) Business Days immediately prior to the date hereof.

(f) All capitalized terms not defined in the Company Disclosure Schedule shall have the meanings assigned to them in this Agreement. Any disclosure set forth in the Company Disclosure Schedule shall provide an exception to or otherwise qualify (i) the representations and warranties of the Company contained in the Section or Subsection of this Agreement corresponding by number to such disclosure and (ii) the other representations and warranties of the Company in this Agreement to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other representations and warranties. The listing of any matter on the Company Disclosure Schedule shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, that any such matter is required to be disclosed by the Company under this Agreement or that any such matter falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation by the Company of any Contract or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(g) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ONVIA, INC.

By:	/s/ Russ Mann
	Name:	Russ Mann
	Title:	CEO

[Signature Page to Agreement and Plan of Merger]

PROJECT DIAMOND INTERMEDIATE HOLDINGS CORP.

By:	/s/ John K. Stipancich
	Name:	John K. Stipancich
	Title:	Corporate Secretary

PROJECT OLYMPUS MERGER SUB, INC.

By:	/s/ John K. Stipancich
	Name:	John K. Stipancich
	Title:	Corporate Secretary

DELTEK, INC.

By:	/s/ John K. Stipancich
	Name:	John K. Stipancich
	Title:	Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and Annex I):

“Acceptable Confidentiality Agreement” is defined in Section 5.3(a) of the Agreement.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or Purchaser) relating to, or that could reasonably be expected to lead to, any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the Transactions) involving:

(a) any merger, consolidation, business combination or similar transaction or series of transactions involving the Company (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than stockholders of the Company (as a group) immediately prior to the consummation of such transaction, would hold Shares representing more than ten percent (10%) of the outstanding Shares after giving effect to the consummation of such transaction or (ii) as a result of which the stockholders of the Company (as a group) immediately prior to the consummation of such transaction would hold Shares representing less than ninety percent (90%) of the outstanding Shares after giving effect to the consummation of such transaction;

(b) any direct or indirect sale, license, lease, transfer, exchange or other disposition, in any transaction or series of transactions of any business or tangible or intangible assets representing ten percent (10%) or more of the assets of the Company (or assets that account for ten percent (10%) of the Company’s income or revenue), taken as a whole;

(c) any direct or indirect issuance, sale, or other disposition, in any transaction or series of transactions, of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing ten percent (10%) or more of the outstanding shares of capital stock or voting power of the Company; or

(d) any tender offer or exchange offer, in any transaction or series of transactions, that if consummated would result in or would reasonably be expected to result in any Person or group beneficially owning ten percent (10%) or more of the outstanding Shares or voting power of the Company or in which any Person or group will acquire the right to acquire beneficial ownership of ten percent (10%) or more of the outstanding Shares or voting power of the Company.

“Adverse Change Recommendation” is defined in Section 5.3(d) of the Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

A-i

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Balance Sheet” is defined in Section 3.7 of the Agreement.

“beneficial ownership” (and its correlative terms) shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act.

“Book-Entry Shares” is defined in Section 2.6(b) of the Agreement.

“Business Day” means any day other than a Saturday, Sunday and any day on which banking institutions located in New York, NY are authorized or required by any Legal Requirement to close.

“Certificates” is defined in Section 2.6(b) of the Agreement.

“Change of Recommendation Notice” is defined in Section 5.3(e) of the Agreement.

“Closing” is defined in Section 2.3 of the Agreement.

“Closing Date” is defined in Section 2.3 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble to the Agreement.

“Company 401(k) Plan” is defined in Section 6.10(c) of the Agreement.

“Company Associate” means any current or former employee (including any officer) and any other individual who is an independent contractor, consultant or a director, in each case, of the Company.

“Company Board” is defined in Recital C of the Agreement.

“Company Board Recommendation” is defined in Section 1.2(a) of the Agreement.

“Company Bylaws” is defined in Section 3.2(a) of the Agreement.

“Company Charter” is defined in Section 3.2(a) of the Agreement.

A-ii

“Company 2008 Equity Incentive Plan” means the Company’s 2008 Equity Incentive Plan, as amended from time to time, including its predecessor plan the Company’s Amended and Restated 1999 Stock Option Plan, as amended from time to time.

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent immediately prior to the execution of the Agreement.

“Company Equity Plans” means the Company 2008 Equity Incentive Plan and the Company’s 2000 Directors’ Stock Option Plan, as amended from time to time.

“Company Financial Advisor” is defined in Section 3.24 of the Agreement.

“Company Owned IP” means all Intellectual Property that is owned or purported to be owned by the Company.

“Company Owned Registered IP” is defined in Section 3.10(a) of the Agreement.

“Company Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company.

“Company Registered IP” is defined in Section 3.10(a) of the Agreement.

“Company Restricted Stock Unit” means a contractual right awarded under the Company 2008 Equity Incentive Plan to receive in the future a share or shares of Company Common Stock or the cash value of such share or shares.

“Company Returns” is defined in Section 3.16(a) of the Agreement.

“Company SEC Documents” is defined in Section 3.6(a) of the Agreement.

“Company Stock Options” means all options to purchase shares of Company Common Stock.

“Confidentiality Agreement” is defined in Section 5.1(a) of the Agreement.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including by any Governmental Body).

“Contract” means any binding contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“COTS Software” means commercially available “off-the-shelf” software licensed to the Company in object code form for an aggregate license fee of no more than $25,000 per year.

A-iii

“Debt” means the Company’s: (a) liabilities for borrowed money, whether secured or unsecured, and obligations evidenced by bonds, debentures, notes or similar debt instruments, (b) liabilities for the deferred purchase price of any property, goods or services excluding trade accounts payable and accrued expenses incurred in the ordinary course of business consistent with such Entity’s customary trade practices, (c) obligations under derivative contracts (valued at the termination value thereof) and any interest rate protection agreements, swap agreements, collar agreements and similar hedging agreements, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (e) liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in the foregoing clauses (a) through (d) to the extent of the obligation secured, (f) all liabilities for guarantees of another Person (other than the Company) in respect of liabilities of the type set forth in the foregoing clauses (a) through (e), and (g) obligations in respect of principal, accrued interest penalties, fees and premiums in respect of the type set forth in the foregoing clauses (a) through (f).

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” is defined in Section 2.8 of the Agreement.

“Effective Time” is defined in Section 2.3 of the Agreement.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), including any “multiemployer plan” as defined in Section 3(37) of ERISA and any stock purchase, stock option, restricted stock unit or other equity program, phantom stock, stock appreciation rights, retention, severance, change in control, material fringe benefit, bonus, incentive or deferred compensation, or other material benefit plan, program, agreement, or arrangement, whether or not in writing, and whether or not funded, (a) sponsored, maintained or contributed to by the Company or an ERISA Affiliate for the benefit of any current or former employee, officer, or director of the Company, and (b) with respect to which the Company has (or could have) any obligation or liability.

“Encumbrance” means any mortgages, liens, pledges, security interests, hypothecations, claims, deeds of trust, options, rights of first offer or refusal, restrictions on transfer, charges or other encumbrances in respect of any property or asset.

“End Date” has the meaning set forth in Section 8.1(d) of the Agreement.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Legal Requirement of general applicability affecting or relating to creditors’ rights generally, and (b) general principles of equity, whether considered in a proceeding at law or in equity.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

A-iv

“Environmental Law” means any federal, state, local or foreign Legal Requirement or Permit relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling of, or exposure to, Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with the Company, is (or, at the relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“ESPP” means the Company’s Amended 2000 Employee Stock Purchase Plan, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” is defined in Section 1.1(d) of the Agreement.

“GAAP” is defined in Section 3.6(b) of the Agreement.

“Guarantor” is defined in the preamble of this Agreement.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, body or Entity or any court, arbitrator, arbitration panel or other tribunal).

“Hazardous Materials” means any waste, material, or substance that is listed, regulated or defined under any Environmental Law because of its dangerous or deleterious properties and includes any pollutant, chemical substance, hazardous substance, hazardous waste, toxic waste, toxic chemical, special waste, asbestos, mold, radioactive material, polychlorinated biphenyls, lead-based paint, petroleum or petroleum-derived substance or waste.

“Inbound License” is defined in Section 3.10(c) of the Agreement.

“Indemnified Parties” is defined in Section 6.2(a) of the Agreement.

“Intellectual Property” means: (a) all patents and patent applications arising under the laws of any nation, state or jurisdiction (including without limitation any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (b) all trademarks, service marks, trade names, slogans, logos, trade dress, Internet domain names, URLs and similar designations of source or origin, in each case together with all goodwill, registrations and applications for registration related to any

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of the foregoing; (c) all copyrights and copyrightable subject matter (including without limitation any registration and applications for any of the foregoing); and (d) all trade secrets, know-how, proprietary processes, formula, algorithms, models and methodologies, and other intellectual property or proprietary rights of any kind, whether arising under the laws of the United States or any other nation, state or jurisdiction.

“IP Licenses” is defined in Section 3.10(c) of the Agreement.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” with respect to (a) the Company means the actual knowledge, after reasonable inquiry, of the individuals named in Part A.1 of the Company Disclosure Schedule and (b) Parent or Purchaser means with respect to any matter in question the actual knowledge of Parent’s executive officers.

“Leased Real Property” is defined in Section 3.9(b) of the Agreement.

“Legal Proceeding” means any action, dispute, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, directive, ruling, judgment, order, injunction, arbitration award, agency requirement, license, permit or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ).

“Material Adverse Effect” means any change, event, condition, occurrence, fact, circumstance, effect, action or omission that, individually or in the aggregate, does or would reasonably be expected to (i) result in a material adverse effect on the assets, liabilities, business, properties, or results of operations (financial or otherwise) of the Company or (ii) prevent, materially impede or materially delay the consummation by the Company of the Merger or the other Transactions; provided, however, that a Material Adverse Effect shall not include any changes, events, conditions, occurrences, facts, circumstances, effects, actions or omissions (by itself or when aggregated or taken together with any and all other changes, events, conditions, occurrences, facts, circumstances, effects, actions or omissions) resulting from, attributable to or arising out of any of the following (except, in the case of clauses (a), (b), (e), (f), (g), to the extent such changes, events, conditions, occurrences, facts, circumstances, effects, actions or omissions events disproportionately impact the Company in any material respect relative to other companies operating in any industry or industries in which the Company operates): (a) general conditions of the economy in the United States or any other country or region in the world (or changes in such conditions), or conditions in the global economy; (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world or any acts of terrorism, sabotage or war (including any escalation or general worsening of any such acts of terrorism, sabotage or war) in the United States or any other country or region in the

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world; (c) change in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (it being understood that the changes underlying or contributing to any such failure shall not be excluded under this definition), (d) any failure of the Company to meet analysts’ expectations or projections of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings, or other financial performance, or results of operations for any period, in and of itself (it being understood that the changes underlying or contributing to any such failure shall not be excluded under this definition); (e) any change in any Legal Requirement or other legal or regulatory condition (or the interpretation thereof) or GAAP or other accounting standards (or the interpretation thereof); (f) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country, and changes in exchange rates for the currencies of any countries; (g) conditions (or changes in such conditions) generally affecting the industries in which the Company conducts business; (h) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, and other force majeure events in the United States or any other country or region in the world; (i) the announcement of this Agreement or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, suppliers, customers, partners, vendors or any other third Person; (j) the compliance by the Company with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement; (k) any action taken or refrained from being taken to which Parent has expressly approved, consented to or requested in writing following the date hereof; or (l) any Legal Proceeding commenced or threatened by any current or former stockholder of the Company (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board in connection with, arising from or otherwise relating to the Offer, the Merger or any other Transaction (including any Legal Proceeding alleging or asserting any misrepresentation or omission in any documents (including exhibits and all other information incorporated therein) filed with or furnished to the SEC).

“Material Contract” is defined in Section 3.11(a) of the Agreement.

“Merger” is defined in Recital B of the Agreement.

“Merger Consideration” is defined in Section 2.6(a)(iii) of the Agreement.

“Minimum Condition” is defined in Section (1) of Annex I to the Agreement.

“NASDAQ” means the NASDAQ Capital Market.

“Obligations” is defined in Section 9.12 of the Agreement.

“Offer” is defined in Recital A of the Agreement.

“Offer Acceptance Time” is defined in Section 5.3(e) of the Agreement.

“Offer Conditions” is defined in Section 1.1(b) of the Agreement.

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“Offer Documents” is defined in Section 1.1(g) of the Agreement.

“Offer Price” is defined in Recital A of the Agreement.

“Offer to Purchase” is defined in Section 1.1(c) of the Agreement.

“Open Source Materials” means all software that is distributed under an open source licensing model which requires as a condition of the license that the licensee (a) provide sublicensees with access to the source code of the licensed software and any derivative works thereof, (b) provide for further royalty-free distribution of the licensed software and any derivative works thereof by sublicensees, or (c) grant licensor or any third party a license to use any patents owned by the licensee that may be infringed by the licensor’s code and any derivative works thereof, including the GNU General Public License (GPL), GNU Library or “Lesser” General Public License (LGPL), Mozilla Public License (MPL) and Developers Open Source Public License (DOSPL).

“Outbound License” is defined in Section 3.10(c) of the Agreement.

“Parent” is defined in the preamble to the Agreement.

“Paying Agent” is defined in Section 2.7(a) of the Agreement.

“Payment Fund” is defined in Section 2.7(a) of the Agreement.

“Permits” is defined in Section 3.14 of the Agreement.

“Permitted Encumbrance” means: (a) any Encumbrance that arises out of Taxes not yet due and payable, or the validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not yet due or payable or the validity of which are being contested in good faith by appropriate proceedings (provided that appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) statutory or common law liens or Encumbrances to secure landlords, lessors or renters under leases or rental agreements; and (d) liens or Encumbrances imposed on the underlying fee interest in Leased Real Property.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” means the period from the date of this Agreement until the earlier to occur of (a) the Effective Time or (b) the valid termination of this Agreement pursuant to Section 8.1 of the Agreement.

“Purchaser” is defined in the preamble to the Agreement.

“Real Property Leases” is defined in Section 5.1(b).

“Registered IP” means all Intellectual Property that is registered, issued, filed or applied for under the authority of any Governmental Body.

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“Release” means any emission, spill, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping or disposal of Hazardous Materials from any source into or upon the environment.

“Representatives” means, collectively, officers, directors, managers, employees, attorneys, accountants, investment bankers, lenders, financing sources, consultants, agents, advisors and other representatives.

“Rights Plan” shall mean the Amended and Restated Section 382 Rights Agreement, dated April 24, 2014, by and between the Company and Computershare Trust Company, N.A., as Rights Agent, as amended.

“Schedule 14D-9” is defined in Section 1.2(b) of the Agreement.

“Schedule TO” is defined in Section 1.1(g) of the Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” is defined in Recital A of the Agreement.

“Specified Agreement” is defined in Section 8.1(e) of the Agreement.

“Stockholder List Date” is defined in Section 1.2(c) of the Agreement.

“Subsidiary” means an Entity owned wholly or in part by another Person, which other Person owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least fifty percent (50%) of the outstanding equity or economic interests of such Entity.

“Superior Offer” means a bona fide written Acquisition Proposal made by a third party after the date of this Agreement and not solicited in breach of Section 5.3 of the Agreement, that the Company Board determines, in good faith, after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, to be more favorable to the Company’s stockholders from a financial point of view than the terms of the Offer and the Merger (after taking into account any revisions to such terms proposed by Parent, whether pursuant to Section 5.3(e) or otherwise) and is reasonably capable of being completed on the terms proposed, taking into account all factors deemed relevant, and for which financing, if a cash transaction, is not a condition to the consummation of the purchase transaction and is reasonably determined to be available, by the Company Board; provided, however, that for purposes of the definition of “Superior Offer” each reference to “ten (10%)” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “ninety percent (90%).”

“Surviving Corporation” is defined in Recital B of the Agreement.

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“Takeover Laws” means, collectively, (a) any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover Legal Requirements, and (b) Section 203 of the DGCL.

“Tax” means any tax (including any federal, state, local and foreign income tax, franchise tax, profits tax, capital gains tax, gross receipts tax, value added tax, surtax, estimated tax, employment tax, unemployment tax, payroll tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, capital stock tax, severances tax, disability tax, production tax, occupancy tax, withholding tax, license tax, environmental tax or alternative or add-on minimum tax), levy, assessment, tariff, duty, and any charge or amount (including any fine, penalty, interest or addition and any interest in respect of such penalties, fines and additions) related thereto, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, certificate or other document filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Termination Fee” means an amount equal to $4,000,000.

“Transactions” means all of the transactions contemplated by this Agreement, including the Offer and the Merger.

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EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ONVIA, INC.

FIRST: The name of the corporation is Onvia, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100, and the par value of each such share is $0.01, amounting in the aggregate to $1.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request

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of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4) The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

* * * * * *

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EXHIBIT C

AMENDED AND RESTATED BYLAWS OF

ONVIA, INC.

* * * * *

ARTICLE 1

OFFICES

Section 1.01. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a designation by the Board of Directors).

Section 2.02. Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting as permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), an annual meeting of stockholders, commencing with the year 2018, shall be held for the election of directors and to transact such other business as may properly be brought before the meeting. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

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Section 2.03. Special Meetings. Special meetings of stockholders may be called by the Board of Directors or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of a majority of the outstanding capital stock of the Corporation entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware Law, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the certificate of incorporation or these bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be

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present or represented at any meeting of the stockholders, a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.06. Voting. (a) Unless otherwise provided in the certificate of incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise provided by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

(c) In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter will not be treated as a vote cast.

Section 2.07. Action by Consent. (a) Unless otherwise provided in the certificate of incorporation and subject to the proviso in Section 2.02, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the

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taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in Section 2.07(b).

(b) Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and Delaware Law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Section 2.08. Organization. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

ARTICLE 3

DIRECTORS

Section 3.01. General Powers. Except as otherwise provided in Delaware Law or the certificate of incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term of Office. (a) The number of directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board of Directors but shall not be less than three or more than nine. The directors shall be elected at the annual meeting of the stockholders by written ballot, except as provided in Section 2.02 and Section 3.12 herein, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

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(b) Subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 3.03. Quorum and Manner of Acting. Unless the certificate of incorporation or these bylaws require a greater number, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by the Chairman of the Board, President or Secretary on the written request of one director. Notice of special meetings of the Board of Directors shall be given to each director at least three days before the date of the meeting in such manner as is determined by the Board of Directors.

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Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to any of the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

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Section 3.11. Resignation. Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the certificate of incorporation, when one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of other vacancies.

Section 3.13. Removal. Any director or the entire Board of Directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created may be filled in accordance with Section 3.12 herein.

Section 3.14. Compensation. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

ARTICLE 4

OFFICERS

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

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Section 4.02. Election, Term of Office and Remuneration. The principal officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

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ARTICLE 5

CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an assistant Treasurer, or the Secretary or an assistant Secretary of such Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer Of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

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ARTICLE 6

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS

Section 6.01. Indemnification of Directors and Officers. The Corporation shall, to the maximum extent and in the manner permitted by Delaware Law, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 6.01, a “director” or “officer” of the Corporation includes any person (a) who is or was a director or officer of the Corporation, (b) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

Section 6.02. Indemnification of Others. The Corporation shall have the power, to the maximum extent and in the manner permitted by Delaware Law, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 6.02, an “employee” or “agent” of the Corporation (other than a director or officer) includes any person (a) who is or was an employee or agent of the Corporation, (b) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was an employee or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

Section 6.03. Payment of Expenses in Advance. Expenses incurred in defending any action or proceeding for which indemnification is required pursuant to Section 6.01 or for which indemnification is permitted pursuant to Section 6.02 following authorization thereof by the Board of Directors shall be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnified party is not entitled to be indemnified as authorized in this Article 6.

Section 6.04. Indemnity Not Exclusive. The indemnification provided by this Article 6 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the certificate of incorporation.

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Section 6.05. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Delaware Law.

Section 6.06. Conflicts. No indemnification or advance shall be made under this Article 6, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(a) That it would be inconsistent with a provision of the certificate of incorporation, these bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(b) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

ARTICLE 7

GENERAL PROVISIONS

Section 7.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the

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resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by Delaware Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by Delaware Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.02. Dividends. Subject to limitations contained in Delaware Law and the certificate of incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 7.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 7.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 7.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

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Section 7.06. Amendments. These bylaws or any of them, may be altered, amended or repealed, or new bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors.

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ANNEX I

CONDITIONS OF THE OFFER

Notwithstanding any other terms or provisions of the Offer or the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”), Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-l(c) promulgated under the Exchange Act), shall not be obligated to pay for, and may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if:

(1) There shall not have been validly tendered (and not otherwise properly withdrawn) immediately prior to the Expiration Date that number of Shares which, when added to the Shares owned by Parent and its Subsidiaries (if any), would represent at least one Share more than half of all of the Shares then outstanding (assuming conversion or exercise of all derivative securities convertible or exercisable immediately prior to the Expiration Date, regardless of the conversion or exercise price) (the “Minimum Condition”);

(2) Immediately prior to the expiration of the Offer, any of the following conditions shall not have been satisfied (or, to the extent permitted under this Agreement and applicable Legal Requirements, waived):

(a) The representations and warranties of the Company (i) set forth in Section 3.3 (Capitalization, Etc.), Section 3.4 (Authority), Section 3.22 (Inapplicability of Takeover Laws), Section 3.24 (Fairness Opinion) and Section 3.25 (Brokers and Finders) of the Agreement shall have been accurate in all material respects as of the date of the Agreement and shall be accurate in all material respects at and as of the Expiration Date with the same effect as though made as of the Expiration Date (in each case except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) set forth in the Agreement, other than those Sections specifically identified in clauses (i) of this paragraph (a), shall have been accurate (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the Agreement and shall be accurate (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) at and as of the Expiration Date with the same effect as though made as of the Expiration Date (in each case except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(b) The Company shall have performed or complied in all material respects with all covenants and obligations that the Company is required to comply with or to perform under the Agreement prior to the Expiration Date;

(c) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions in clauses (2)(a) and (2)(b) above have been satisfied;

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(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect;

(e) There shall not have been in effect any Legal Requirement or order deemed applicable to the Offer or the Merger which directly or indirectly prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger;

(f) There shall not be pending any Legal Proceeding by a Governmental Body having authority over Parent, Purchaser or the Company challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger; and

(g) The Agreement shall not have been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser; provided that the Minimum Condition may be waived by Parent and Purchaser only with the prior written consent of the Company.

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